UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant	☑	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STERLING INFRASTRUCTURE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 8, 2025

Time:	8:30 a.m., local time

Place:	1800 Hughes Landing Boulevard
Suite 250
The Woodlands, Texas 77380

Purpose:	(1) To elect the six director nominees, named in the accompanying proxy statement, to our board of directors;

(2) To approve, on an advisory basis, the compensation of our named executive officers;

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025; and

(4) To transact such other business as may properly come before the annual meeting.

Record Date:	Only shareholders of record as of the close of business on March 11, 2025 are entitled to notice of and to attend or vote at the annual meeting.

Proxy Voting:
It is important that your shares are represented at the annual meeting. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy and voting instructions as described in the proxy statement.

By Order of the Board of Directors
Mark D. Wolf
General Counsel & Corporate Secretary
March 25, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2025.

The proxy statement, proxy card and our 2024 annual report to shareholders are available at http://www.proxyvote.com

Sterling Infrastructure | 2025 Proxy Statement | i |

| ii | Sterling Infrastructure | 2025 Proxy Statement

Proxy Statement Summary

This proxy statement (“proxy statement”), along with the accompanying notice of annual meeting of shareholders, is furnished on behalf of Sterling Infrastructure, Inc., a Delaware corporation (the “Company”), by its board of directors (“board” or “board of directors”) in connection with the solicitation of your proxy to be voted at the 2025 annual meeting of shareholders of the Company (“annual meeting”). In this proxy statement, unless the context suggests or requires otherwise, references to “Sterling,” “we,” “us” and “our” mean the Company, and, as appropriate, our subsidiaries. This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more information regarding our 2024 financial and operational performance, please review our 2024 annual report to shareholders (“2024 annual report”). The 2024 annual report, including financial statements, is first being made available to shareholders together with this proxy statement on or about March 25, 2025.
2025 Annual Meeting of Shareholders

Time and Date:	8:30 a.m., local time, Thursday, May 8, 2025

Place:	1800 Hughes Landing Boulevard Suite 250 The Woodlands, Texas 77380

Record Date:	March 11, 2025

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.
Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Election of six director nominees	FOR each nominee	15
2	Advisory vote to approve the compensation of our named executive officers	FOR	40
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025	FOR	42
Corporate Governance Highlights
We are committed to strong and effective governance practices that promote and protect the interests of our shareholders. Our commitment to good corporate governance is illustrated by the following highlights:

5 of 6 director nominees independent	100% independent committees	Separate Chair and CEO roles

Demonstrated board refreshment	Annual election of directors by majority vote in uncontested elections	Clawback policy

Robust board governance guidelines and business and supplier codes of conduct	Continued focus on the diversity of experiences of board members	No shareholders’ rights plan

Annual board and committee performance evaluations	Stock ownership guidelines for directors and executive officers	Independent directors regularly meet in executive session without management present
Sterling Infrastructure | 2025 Proxy Statement | 1 |

Director Nominees Overview

Name	Age	Director Since	Independent	Experience
William T. Bosway	59	2024	✓	Chief Executive Officer and Chairman of the Board of Gibraltar Industries, Inc.
Roger A. Cregg‡ *	68	2019	✓	Former President and CEO of AV Homes, Inc.; Director of Comerica Incorporated; Director of Westlake Corporation
Joseph A. Cutillo	59	2017		Chief Executive Officer of Sterling Infrastructure, Inc.; Director of NPK International, Inc.
Julie A. Dill‡	65	2021	✓	Former CEO of Spectra Energy Partners, LP; Director of RYAM; Director of Centuri Holdings
Dana C. O’Brien	57	2019	✓	Senior Vice President, General Counsel and Secretary of Olin Corporation
Dwayne A. Wilson	66	2020	✓	Former Senior Vice President of Fluor Corporation; Director of Ingredion, Inc.; Director of Crown Holdings; Director of DT Midstream, Inc.
* Chair of the board.
‡ Audit committee financial expert.
In connection with our commitment to strong governance practices that we believe deliver value to our shareholders, the corporate governance and nominating committee of the board (“governance/nominating committee”) hired a third-party consultant in April 2023 and in May 2024 to assist in evaluating the experience, qualifications, attributes and skills of the members of the board. Such third-party consultant also assisted the governance/nominating committee with an extensive and careful search to identify board candidates with highly additive skills and relevant experience to guide the Company’s ongoing transformation and maximize board effectiveness. As a result of the searches, the board appointed William T. Bosway to serve as director effective March 7, 2024. Mr. Bosway is an independent director who adds more public company, infrastructure, and C-suite experience to the board.

Board Tenure	Director Age

Average Board Tenure of Director Nominees: ≈ 5 Years	Average Age of Director Nominees: ≈ 62
| 2 | Sterling Infrastructure | 2025 Proxy Statement

2024 Performance Highlights

Revenues increased 7.3% in 2024 to a record $2.12 billion, from $1.97 billion in 2023	Year-end backlog of $1.69 billion with a gross margin of 16.7%	Net income increased to a record $257.5 million in 2024, from $138.7 million in 2023
The financial improvements reflect progress in delivering our multi-year strategy to solidify the base, grow high margin products and expand into adjacent markets. Our strategic element to solidify the base of our transportation solutions business focuses on cost reductions, remaining disciplined at the bid table, monitoring pricing at the time of bid, and executing the projects to expectations. The strategic element to grow high margin products is reflected in the increasing percentage of backlog of non-heavy highway projects. Finally, we believe continuing expansion of the e-infrastructure business, as well as other acquisition opportunities, will lead to further penetration into adjacent markets.
Corporate Social Responsibility Highlights
We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our employees, our customers, our investors, the environment and the communities in which we live and work. We strive to grow our business in a sustainable and environmentally responsible manner and continue to evolve our communications detailing our actions. In 2023, we joined the United Nations (“UN”) Global Compact initiative, a voluntary leadership platform for the development, implementation and disclosure of responsible business practices. Sterling supports the UN’s Sustainable Goals and the UN Global Compact principles on human rights, labor, environment, and anti-corruption. In line with our commitment to these principles, we are committed to taking responsible business action to safeguard our future. Our culture encourages entrepreneurial ingenuity aimed at developing and testing new sustainable solutions and service offerings for our industry. Every day, we work to protect our people, our customers, our investors, our communities and the environment, “The Sterling Way.” To learn more about our environmental, social and governance programs, please see our Environmental, Social and Governance (“ESG”) discussion posted within “The Sterling Way” section of our website at www.strlco.com. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the Securities and Exchange Commission (“SEC”).
Sterling Infrastructure | 2025 Proxy Statement | 3 |

Executive Compensation Highlights
During the last few years, we have made several key enhancements to our executive compensation programs:

Majority of CEO equity awards are performance-based	Double-Trigger vesting of equity awards in a change-of-control	Performance-based equity earned is based upon absolute and relative performance
We are committed to developing and maintaining executive compensation practices that enhance the performance of the Company and long-term value for its shareholders.

Compensation Program Best Practices
✓ Executive Compensation Program: majority of NEO compensation is performance-based, at risk compensation.	✓ No Tax Gross-Ups: we do not provide any tax gross ups to our executive officers.
✓ Rigorous and Transparent Incentive Plans: payouts under our short and long-term incentive programs are tied to the achievement of specific quantitative performance metrics.	✓ Anti-Hedging Policy: we prohibit our executive officers from entering into hedging arrangements with respect to our securities.
✓ Stock Ownership Guidelines: applicable to executive officers. ✓ Clawback Policy: adopted in October 2023 for incentive-based compensation awards to our NEOs.	✓ Anti-Pledging Policy: we prohibit our executive officers from pledging our securities. ✓ No Guaranteed Bonuses: we do not guarantee bonus payments to our executive officers.
✓ Majority of NEO Equity Performance-Based: effective for 2024 awards, performance-based equity will account for 60% of annual LTI value.
✓    Long-Term Incentives Based on Absolute and Relative Performance: effective for 2024 awards, performance-based equity will be earned based upon EPS versus a cumulative 3 year goal and total shareholder return compared to peers.

✓    “Double Trigger” Vesting: effective for 2024 awards, award agreements include a “double trigger” provision where executives are only eligible for change of control benefits upon a qualifying termination.
✓ Independent Compensation Consultant: our compensation committee retains an independent consultant to provide advice on executive compensation.

Corporate Governance
Board Governance Guidelines; Code of Business Conduct; Insider Trading Policy; Equity Award Timing
We are committed to strong and effective governance practices that are intended to promote and protect the interests of our shareholders. Our board governance guidelines, along with the charters of the standing committees of our board, provide the framework for the governance of the Company and reflect the board’s commitment to monitor the effectiveness of policy and decision making at both the board and management levels. Our board governance guidelines and our code of business conduct are available at www.strlco.com under Investor Relations–Corporate Governance-Board Governance and -Code of Conduct, respectively. Both are available in print to any shareholder who requests a copy. Amendments to or waivers of our code of business conduct granted to any of our directors or executive officers will be published promptly on our website. Such information will remain on our website for at least 12 months.
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and contractors, as well as by the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and
| 4 | Sterling Infrastructure | 2025 Proxy Statement

regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

We do not grant stock options or similar awards as part of the Company’s equity compensation program. During the period covered by this report, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Board Composition and Leadership Structure
Our board of directors has the primary responsibility of oversight of the management of our business and affairs. Our current board of directors consists of six members, five of whom have been determined by our board to be independent. Mr. Cutillo, our chief executive officer, is our only non-independent director. Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to provide effective oversight of management.
Roger A. Cregg serves as the chair of our board of directors with responsibilities that include: (1) presiding over board meetings and executive sessions of the independent directors; (2) presiding over the annual meeting of shareholders; (3) serving as a liaison between the independent directors and senior management; (4) approving the agendas for board meetings; and (5) calling full board meetings and executive sessions of the independent directors. The board of directors believes that the separation of the roles of chair and chief executive officer, as required by our board governance guidelines, continues to be the appropriate leadership structure for the Company at this time. The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.
Board and Committee Independence; Financial Experts
On the basis of information solicited from each director, and upon the advice and recommendation of the governance/nominating committee, our board of directors annually determines the independence of each of our then-current directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board of directors makes a similar independence determination. In making these determinations, our board, with assistance from the Company’s general counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our board and general counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and social, friendship, or familial relationships any director may have with the Company or management.

Our board of directors has determined that each of our director nominees (other than Mr. Cutillo) has no material relationship with the Company and is independent in accordance with the applicable NASDAQ listing standards and SEC rules, as currently in effect. Our board of directors has also determined that each of the members of the audit committee and the compensation and talent development committee (“compensation committee”) satisfies the additional director qualifications for each committee set forth in the applicable NASDAQ listing standards and SEC rules. In addition, our board of directors has determined that Mr. Cregg and Ms. Dill each qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC.
Director Nominees Experience and Skills Matrix
The following table notes the breadth and variety of experience and skills that each of our director nominees brings to the Company and which enable the board to provide insightful leadership to the Company to advance its strategies:
Sterling Infrastructure | 2025 Proxy Statement | 5 |

Director Nominees Experience and Skills Matrix
Public Company C-Suite Experience
Service as CEO or a direct report to the CEO of a public company or directors will have participated in or have specific experience with corporate strategy, capital markets, human resources and functional or business leadership.
6 of 6 director nominees
Construction & Infrastructure Industry Experience	Service as an operating executive or director at a company engaged in performing engineering and/or construction services or that routinely executes large scale capital projects. Directors meeting this criteria will be versed in all aspects of capital project management.	5 of 6 director nominees
Financial, Accounting and Financial Reporting Experience	Service within the past five years as a CEO or senior financial executive of a publicly-listed company, a partner with leadership responsibility at a major public accounting or investment banking firm serving publicly-listed companies, or as a member of the audit committee of a publicly-listed company.	6 of 6 director nominees
Other Public Company Board Experience	Directors who serve or have served on the board of another public company providing knowledge of C-suite matters, including succession planning, talent development and executive compensation matters.	5 of 6 director nominees
Environmental and Social - Climate
Experience as a director or executive in corporate sustainability and creating or managing the environmental or social programs, goals or policies (E&S) relating to climate. Directors meeting this criteria will be versed in sustainability and E&S aspects from an operational or shareholder perspective.
4 of 6 director nominees
Enterprise Risk Management - Information Technology & Cybersecurity	Experience overseeing enterprise-wide risk as a public company executive or board member. Qualifications will include an understanding of the risks facing the Company, specifically cybersecurity, information technology, legal, regulatory, and crisis management.	5 of 6 director nominees
Corporate Governance, Ethics, Corporate Strategy, & Business Development
Experience as a director or executive in corporate governance, ethics, corporate strategy and business development. Directors meeting this criteria will be versed in ethics, creating or managing business development aspects and governance from a shareholder perspective.
6 of 6 director nominees
Board Diversity, Tenure and Refreshment
We believe the Company’s director recruitment and nomination process demonstrates our continued focus on a diversity of skills, experience and tenure on our board, which further promotes and supports the Company’s long-term strategic goals.
Board Diversity
The addition of five new independent directors since 2019 has increased the diversity of our board, including the experience and skills diversity of our board. During the recruitment and evaluation of the suitability of current directors and potential director nominees, the governance/nominating committee considers the experience and skills diversity of directors and nominees as one consideration among many. To achieve diversity among directors, the governance/nominating committee considers a number of demographics to continue developing a board that reflects diverse backgrounds, viewpoints, experience, skills and expertise.
Board Tenure and Refreshment

The average tenure of our director nominees is approximately five years, and the average age is approximately 62 years. As part of its board recruitment process, the board will continue to seek to appoint new directors who complement the skills and expertise of the board. In connection with our commitment to strong governance practices that we believe deliver value to our shareholders, the governance/nominating committee, with the assistance of a third-party consultant, conducted an extensive and careful search to identify board candidates with highly additive skills and relevant experience to guide the Company’s ongoing transformation and maximize board effectiveness. As a result of the searches, the board appointed William T. Bosway to serve as director effective March 7, 2024. Mr. Bosway is an independent director who adds more public company, infrastructure, and C-suite experience to the board.
Board Succession Planning
A key responsibility of the board is ensuring that an effective process is in place to provide continuity of leadership at all levels of the Company. The board, in conjunction with the governance/nominating committee, regularly focuses on succession planning as part of its refreshment process. In addition, the governance/nominating committee will continue to
| 6 | Sterling Infrastructure | 2025 Proxy Statement

engage in regular dialogue relating to succession planning, including upcoming vacancies and potential candidates in keeping with its governance responsibilities.
Board and Committee Meeting Attendance
Our board of directors held a total of five meetings during 2024. Each director participated in 100% of the total number of meetings of our board and each committee on which such director served during 2024.
We expect our directors to attend the annual meetings of our shareholders. Our practice is to schedule a regular meeting of the board of directors on the same day as the annual meeting of shareholders. All of our directors attended our 2024 annual meeting of shareholders in person and were available to answer questions.
Board Committees
To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation and talent development committee (referred to as the “compensation committee” in most instances herein) and a corporate governance and nominating committee (referred to as the “governance/nominating committee” in most instances herein). Each of the audit, compensation and governance/nominating committees is composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.strlco.com under Investor Relations and are available in print upon request. The following table identifies the current committee members.

Name of Director(1)	Audit Committee	Compensation and Talent Development Committee	Corporate Governance and Nominating Committee
William T. Bosway(3)	✓	--	✓
Roger A. Cregg(2)	Chair	✓	--
Julie A. Dill	✓	✓	--
Dana C. O’Brien	--	Chair	✓
Dwayne A. Wilson	✓	--	Chair
(1)As a non-independent director, Mr. Cutillo does not serve as a member of any committee of the board, all of which are composed entirely of independent directors.

(2)Mr. Cregg became our board Chair on January 1, 2025.

(3)Mr. Bosway was added to the Audit and the Corporate Governance and Nominating Committees effective March 7, 2024.

Audit Committee
The audit committee assists the board in fulfilling its oversight responsibilities related to (1) the integrity of the Company’s financial statements; (2) compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (4) the design and implementation of the Company’s internal audit functions and the performance of such internal audit functions; and (5) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the “Audit Committee Report” included in this proxy statement for more information. The audit committee held seven meetings in 2024.
Compensation and Talent Development Committee
The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to the compensation of our executive officers; (2) overseeing the form and amount of director compensation; (3) overseeing the administration of our cash-based and equity-based incentive compensation plans; and (4) developing and overseeing the plan regarding the succession of key management, other than the CEO. Please refer to “Compensation and Talent Development Committee Procedures” included below in this proxy statement for more information. The compensation committee held four meetings in 2024.
Sterling Infrastructure | 2025 Proxy Statement | 7 |

Corporate Governance and Nominating Committee
The governance/nominating committee assists the board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the board qualified candidates for directorship; (2) monitoring the composition of the board and its committees and making recommendations to the board on the membership of the committees; (3) maintaining our board governance guidelines and recommending to the board any desirable changes; (4) leading the board in its annual review of the board’s performance; and (5) addressing any related matters required by the federal securities laws or NASDAQ. The governance/nominating committee held five meetings in 2024.
Compensation and Talent Development Committee Procedures and Roles
The compensation committee, comprised of independent members of the board, has the authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our incentive plans and programs. The compensation committee also reviews director compensation, and when appropriate, recommends to the board any proposed plan or arrangement, including employment agreements, providing for incentive, severance, retirement, change-in-control or other compensation to our executive officers. The compensation committee oversees our assessment of whether our executive officer and director compensation policies and practices are likely to expose the Company to material risks. Details of the committee’s authority and responsibilities are specified in the committee’s charter, which may be accessed on our website at https://www.strlco.com/investor-relations/corporate-governance/compensation-and-talent-development-committee/.
In exercising its authority and carrying out its responsibilities, the compensation committee meets to discuss the structure of executive and director compensation, proposed employment agreements, severance arrangements, salaries, cash and equity incentive awards, and the achievement and the setting of financial and individual performance goals on which executive incentive compensation is based, using information circulated in advance of the meeting by, or on behalf of, the chair of the compensation committee. The compensation committee may delegate any of its responsibilities to one or more members of the committee, except to the extent such delegation is prohibited by law, rules and regulations of the SEC or the listing standards of NASDAQ. Our chief executive officer makes recommendations to the committee regarding the base salary and incentive compensation awards for our other executive officers, based on his qualitative judgment regarding multiple factors including individual performance, experience and time in the role. When the compensation committee discusses an executive officer's compensation, including the chief executive officer, he or she is not permitted to be present.
The compensation committee engaged Meridian as its independent compensation consultant for 2024 to advise the compensation committee on matters related to director and executive compensation. The committee works very closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. For 2024, the committee assessed the independence of Meridian and concluded that the services performed did not raise any conflicts of interest. Please refer to the sections titled “Director Compensation” and “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent compensation consultant.
Board Evaluation Process
The governance/nominating committee is responsible for overseeing the annual performance evaluation of the board and each committee. This board evaluation process is intended to evaluate director performance for the purpose of improving board and committee processes and effectiveness. The process produces quantitative ratings and subjective comments in key areas of board practices and provides directors with suggestions for improvement. The evaluation covers topics such as board and committee (i) composition and structure; (ii) meetings and materials; (iii) interaction with management; and (iv) role and effectiveness. The evaluation summary is then discussed by the independent directors in an executive session held for such purpose. Any areas of board or committee performance that are identified as needing improvement or change are considered by the governance/nominating committee, which then makes a recommendation to the board on the matter. Recent improvements as a result of the board evaluation process include periodic rotation of committee chairs and membership, the addition of another financial expert to the audit committee, the establishment of a mandatory director retirement age, and the addition of directors with prior public company board experience. During 2024, the governance/nominating committee retained a third-party consultant to independently evaluate director performance in connection with board of director search efforts.

| 8 | Sterling Infrastructure | 2025 Proxy Statement

Board’s Role in Oversight of Risk Management
Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The board evaluates risks over the short-term and over the long-term. Risk evaluation over the short-term includes the assessment of multiple inputs, including (i) receiving management updates on our business operations, financial results and strategy and discussing risks related to the business at each regular board meeting, (ii) receiving regular reports on all significant committee activities at each regular board meeting and (iii) evaluating the risks inherent in significant transactions, as applicable. In connection with risk evaluation over the long-term, the board also seeks out the input of subject matter experts and consultants. Accordingly, a formal, enterprise risk assessment, which includes numerous members of Company management, is performed annually as part of our strategic plan process. Throughout the year, the board of directors received briefings and assessments of the Company’s risks, including, among other items, key risks related to:

•Contract structure & litigation management
•Project construction, third party performance and claims management
•Health, safety and environment (“HSE”) compliance
•Environmental responsibility and sustainability, including ESG compliance and climate-related impacts
•Internal controls and financial reporting including liquidity & cash management

•Information technology (“IT”), data governance, cybersecurity and overall data security
•Macro-economic factors and supply chain management
•Management of 50% owned entities, construction joint venture (“JV”) partners and new acquirees
•Organizational alignment, strategy and growth
•Project selection, forecasting and bid management
•Talent acquisition & development and retention & succession planning

Our board believes that full and open communication between executive management and our board is essential to effective risk oversight. Our chair of the board meets regularly with executive management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the Company, as well as enterprise risk assessment and risk mitigation strategies. Executive management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board of directors oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The board’s involvement in the strategic planning process is a critical part of the assessment of the risks that impact our strategic goals and the management of those risks as they develop. The board holds annual strategic and succession planning sessions to discuss, among other things, the progression of the Company’s strategy as it relates to each operating segment, market presentations specific to each segment, and the utilization and development of talent and management succession.
Sterling Infrastructure | 2025 Proxy Statement | 9 |

The standing committees of the board of directors support the board in fulfilling its oversight responsibilities, including oversight of risk management. The chart below provides an overview of the areas overseen by each committee.
The audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. The audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the measures management has taken to monitor, control and minimize the Company’s major financial risk exposures. The audit committee also discusses with our independent registered public accounting firm the results of their processes to assess risk in the context of its audit engagement. Our independent registered public accounting firm meets regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. The audit committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s internal control over financial reporting, reviewing and approving related party transactions, overseeing IT governance and data security, evaluating the company’s macro-economic factors and reviewing the Company’s legal and regulatory compliance, including contract structure and litigation management. Finally, in furtherance of its risk oversight responsibility, the audit committee provides complaint reporting procedures for the confidential, anonymous submissions by employees and others of concerns regarding questionable accounting, auditing and any other matters. These submissions are collected by an independent organization specializing in those services, and are conveyed to the chair of the audit committee and our general counsel and chief compliance officer.
The compensation committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s assessment of whether its compensation policies and practices are likely to expose the Company to material risks, including incentive compensation of executives. In addition, in consultation with management, the compensation committee is responsible for overseeing the Company’s compliance with regulations governing executive compensation. The compensation committee also oversees the Company’s talent acquisition, development and retention as well as the succession plan for key senior management positions, other than the CEO, which we consider a critical asset of the Company.
Our board of directors has direct oversight responsibilities with respect to the management of risks, including HSE compliance, ESG compliance, climate change related factors, management and integration of 50% owned entities, construction JV partners and new acquirees. The governance/nominating committee addresses the board and committee leadership structure, including committee appointments, size of board and nomination of board members, and corporate governance matters by identifying and recommending for nomination well-qualified independent directors, periodically reviewing of our board governance guidelines, and conducting annual board self-evaluations and individual director evaluations (through the chair of the committee). As needed, the governance/nominating committee also assists with succession planning for the chair of the board. In addition, the governance/nominating committee reviews and discusses with management and the board the CEO succession plan. The governance/nominating committee, in consultation with
| 10 | Sterling Infrastructure | 2025 Proxy Statement

management and the board periodically reviews and updates its CEO succession plan. Furthermore, the committee is responsible for developing and maintaining procedures to address emergency CEO succession planning in extraordinary circumstances, which mitigates the disruption and loss of continuity to our business and operations during a transition period.
Stock Ownership Guidelines
The board of directors believes that it is in the best interests of the Company and its shareholders that directors and executive officers have a meaningful proprietary stake in the Company so that their interests are aligned with the interests of shareholders. Accordingly, the board has adopted stock ownership guidelines applicable to our non-employee directors and our executive officers. The stock ownership guidelines are administered by the governance/nominating committee.
Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of our common stock valued at five times his or her annual cash retainer, which is currently $100,000. The value of the shares is based on the greater of the then current market price or the grant date fair value. Shares of our common stock owned individually or jointly, shares held by members of the director’s immediate family or by a trust for the director or his or her immediate family, as well as shares subject to unvested restricted stock and restricted stock units are counted for purposes of the stock ownership guidelines. Under the stock ownership guidelines, our directors have five years from the date of appointment or election to comply with the stock ownership guidelines. As of March 11, 2025, all of our current non-employee directors, other than Mr. Bosway, have exceeded their target ownership levels. Mr. Bosway is currently in compliance with the ownership guidelines and has until March 2029 to reach his target ownership level.
For information regarding the stock ownership guidelines applicable to our executive officers, and the compliance therewith, see “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”
Consideration of Director Nominees and Shareholder Nomination Procedures
In evaluating nominees for membership on our board of directors, the governance/nominating committee has not specified any minimum qualifications for serving on the board, but seeks to achieve a board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal integrity, who have the ability and willingness to work cooperatively with other members of our board and with senior management, and who contribute to the cognitive diversity of the board taking into account many factors, including business experience, public sector experience, professional training, public and private offices held, and age, among other considerations. Experience in the construction industry and in one or more of engineering, transportation, finance and accounting, corporate governance, senior management, and public sector are considered particularly valuable. An independent director candidate is expected to be committed to enhancing shareholder value, and to have sufficient time to carry out the duties of a director, both on the full board and on one or more of its standing committees. In selecting nominees, the governance/nominating committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the Company. The governance/nominating committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent shareholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the governance/nominating committee will also consider the director’s age, tenure, past attendance at meetings and participation in and contributions to the activities of our board.
The governance/nominating committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In addition, the governance/nominating committee periodically assesses the experience, qualifications, attributes and skills of the independent directors to determine if there are gaps that the board should seek to fill. In the event that vacancies are anticipated, or otherwise arise, the governance/nominating committee will consider various potential candidates who may come to the governance/nominating committee’s attention through professional search firms, shareholders or other persons. Alternatively, the governance/nominating committee may recommend a reduction in the size of the board. Each candidate brought to the attention of the governance/nominating committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.
In connection with our commitment to strong governance practices that we believe deliver value to our shareholders, the governance/nominating committee hired a third-party consultant in April 2023 and May 2024 to assist in an additional evaluation of the experience, qualifications, attributes and skills of the members of the board. Such third-party consultant also assisted the governance/nominating committee with an extensive and careful search to identify board candidates with highly additive skills and relevant experience to guide the Company’s ongoing transformation and
Sterling Infrastructure | 2025 Proxy Statement | 11 |

maximize board effectiveness. As a result of the search, the board appointed William T. Bosway to serve as director effective March 7, 2024. Mr. Bosway is an independent director who adds more public company, infrastructure, and C-suite experience to the board.
In accordance with its charter, the governance/nominating committee will consider candidates proposed for nomination by our shareholders, in accordance with our board governance guidelines. Shareholders may propose candidates for consideration by the governance/nominating committee by submitting the names and supporting information to: ℅ Corporate Secretary, Sterling Infrastructure, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380. No shareholder nominations were received for the 2025 annual meeting.
In addition, our bylaws permit shareholders to nominate candidates for consideration at next year’s annual shareholder meeting. Any nomination must be in writing and received by our corporate secretary at our headquarters no later than February 7, 2026 and no earlier than January 8, 2026. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no earlier than the 120th day prior to the date of the 2026 annual meeting and no later than the later of the 90th day prior to the date of the 2026 annual meeting or the 10th day following the public announcement of the date of the 2026 annual meeting. Any shareholder submitting a nomination under our bylaws must comply with the requirements provided in the bylaws including providing: (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) the name and address (as they appear on the Company’s books) of the nominating shareholder and the class and number of shares beneficially owned by such shareholder.
In addition to satisfying the foregoing requirements under our bylaws with respect to advance notice deadlines and informational requirements, shareholders who intend to solicit proxies in support of director nominees other than our nominees must comply with additional requirements prescribed by Rule 14a-19(b) under the Exchange Act to comply with the universal proxy rules. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our bylaws described above.
Shareholder Engagement
We believe that open and constructive communication with our shareholders is essential to the long-term success of the Company. We are committed to fostering strong, long-term relationships with our shareholders based on trust and transparency. Our management periodically engages with investors and key elements of our investor outreach include:
•Year-round Engagement: Throughout the year, we actively engage with our shareholders through various channels. These engagements include both in person and virtual meetings with institutional investors, participation in industry conferences, non-deal roadshows, and discussions with interested parties. We maintain an open dialogue with our shareholders to provide updates on the Company's performance, strategic initiatives, corporate governance matters, and sustainability initiatives. We issue press releases and other communications regularly through our website and various social channels to timely communicate company developments. Additionally, we consistently work to enhance the investor-focused educational materials about the Company which are available on our website. As we move forward, we remain committed to enhancing our shareholder engagement efforts. We will continue to actively seek feedback, provide opportunities for dialogue, and ensure that shareholders are well-informed about Company developments.
•Environmental, Social and Governance (“ESG”) Engagement: We actively engage with shareholders on ESG matters. We understand the growing importance of sustainability and responsible corporate practices. Shareholders are encouraged to participate in discussions related to our ESG initiatives.
•Transparent Reporting: We are committed to providing clear and comprehensive reporting to shareholders. Our annual reports, proxy statements, and other disclosures are designed to provide a transparent view of our financial performance, governance practices, and strategic direction.
We are dedicated to maintaining an open and responsive dialogue with our shareholders. We believe that shareholder engagement contributes to our ongoing improvement and enhances the value we deliver to our investors.
Communications with the Board
Shareholders or other interested parties may communicate directly with one or more members of our board, or the non-employee directors as a group, by writing to the director or directors at the following address: ℅ Corporate Secretary,
| 12 | Sterling Infrastructure | 2025 Proxy Statement

Sterling Infrastructure, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380; or by e-mail to the corporate secretary at: Strlco@Lighthouse-Services.com. Each communication should specify the addressee as well as the general topic. The communication will be forwarded to the appropriate director or directors, unless it is frivolous. If the communication is voluminous, the corporate secretary will summarize it and furnish a summary to the appropriate director or directors.

Director Compensation
In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our shareholders’ interest by delivering a substantial portion of that compensation in the form of equity-based compensation. The compensation committee reviews the form and amount of director compensation and makes recommendations to the full board. We use a combination of cash and equity-based incentive compensation to compensate our non-employee directors, as described below.
In May 2023, the compensation committee reviewed a competitive analysis of non-employee director compensation, prepared by Meridian Compensation Partners, LLC (“Meridian”), the committee’s independent compensation consultant, and then evaluated our program in light of the results of its analysis. Meridian reviewed the Company’s non-employee director compensation program relative to the non-employee director compensation programs of the Company’s compensation benchmarking peer group.
Meridian’s findings indicated that while our annual cash to equity pay mix aligned closely with our peer group average, our total average compensation per director was slightly below the peer group median and the board chair’s supplemental retainer was below the peer group average. Following the compensation and talent development committee’s review of the report and discussions with Meridian, the committee recommended, and the board approved, our current director compensation program, which has been effective since the 2023 annual meeting of shareholders. Our board governance guidelines provide that director compensation will be reviewed and approved every other year, thus the compensation committee is next expected to review director compensation during 2025.
Cash Compensation
Each non-employee director receives an annual fee paid monthly consisting of, as applicable:
•$100,000 for serving on our board (including the chair of the board of directors);
•$25,000 for serving as chair of the audit committee (including if performed by the chair of the board of directors);
•$15,000 for serving as chair of the compensation committee (unless performed by the chair of the board of directors);
•$15,000 for serving as chair of the governance/nominating committee (unless performed by the chair of the board of directors); and
•$120,000 for serving as chair of the board of directors.
Also, each director receives reimbursement for reasonable out of pocket expenses incurred in attending board and committee meetings, as well as investor conferences and education programs attended at the request of the Company. We do not pay meeting fees to our directors.
Equity-Based Compensation
Each non-employee director also receives equity-based compensation valued at $135,000 under our shareholder-approved stock incentive plan consisting of annual grants of restricted stock. Each year on the day of the annual meeting of shareholders, each non-employee director is awarded shares of restricted stock, with the number of shares granted determined by dividing $135,000 by the closing price of our common stock on the previous trading day. The restricted stock vests the trading day prior to the following year’s annual meeting of shareholders, with potential accelerated vesting in the event that the non-employee director dies, or becomes permanently disabled, or in the event there is a qualifying change of control of the Company. Unless otherwise determined by the board, the restricted stock is forfeited if prior to vesting, the director ceases to be a director for any other reason. In addition, new directors joining our board other than at an annual meeting receive a pro rata award of restricted stock.
Sterling Infrastructure | 2025 Proxy Statement | 13 |

2024 Director Compensation

The table below summarizes the total compensation paid to, earned by or awarded to our non-employee directors during 2024. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the restricted stock, and does not necessarily reflect the income that will ultimately be realized by the director for these stock awards. Mr. Cutillo does not receive any compensation for his service on our board of directors. The compensation paid to Mr. Cutillo during 2024 is reflected in the “2024 Summary Compensation” table on page 32. Mr. Bosway joined the board effective March 7, 2024.

Name of Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
William T. Bosway(2)	$81,720	$134,980	$216,700
Roger A. Cregg	125,000	134,980	259,980
Julie A. Dill	100,000	134,980	234,980
Dana C. O’Brien	115,000	134,980	249,980
Dwayne A. Wilson	115,000	134,980	249,980
(1)Amounts reflect the aggregate grant date fair value of the restricted stock, which is valued on the date prior to grant at the closing sale price per share of our common stock in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), disregarding the effect of forfeitures. On May 9, 2024, each non-employee director was granted 1,074 shares of restricted stock, with a grant date fair value of $125.68 per share. As of December 31, 2024, these were the only shares of restricted stock held by our non-employee directors.

(2)Mr. Bosway was elected to our board effective March 7, 2024.

| 14 | Sterling Infrastructure | 2025 Proxy Statement

Proposal No. 1: Election of Directors
In accordance with our bylaws, our board of directors has fixed the size of the board at six directors. In connection with our commitment to strong governance practices that we believe deliver value to our shareholders, the governance/nominating committee hired a third-party consultant to assist in an additional evaluation of the experience, qualifications, attributes and skills of the members of the board. Such third-party consultant also assisted the governance/nominating committee with an extensive and careful search to identify board candidates with highly additive skills and relevant experience to guide the Company’s ongoing transformation and maximize board effectiveness. As a result of the search, the board appointed William T. Bosway to serve as director effective March 7, 2024. Mr. Bosway is an independent director who adds more public company, infrastructure, and C-suite experience to the board

Upon recommendation of our governance/nominating committee, our board of directors has nominated William T. Bosway, Roger A. Cregg, Joseph A. Cutillo, Julie A. Dill, Dana C. O’Brien and Dwayne A. Wilson to serve as our directors, each until the next annual meeting or the election of their successor. All of the nominees are current directors. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies intend to vote your shares of our common stock for the election of each of the director nominees, unless otherwise directed. If, contrary to our present expectations, any nominee is unable to serve, the proxy holders may vote for a substitute nominee. The board has no reason to believe that any of the nominees will be unable to serve.
Vote Required to Elect Director Nominees
Under our bylaws, in an uncontested election, our directors are elected by a majority of the votes cast, with the directors receiving more for than against votes being elected. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.
As a condition to nomination for election or re-election to the board in an uncontested election, each incumbent director or director nominee submits to the board in advance of the annual meeting an executed irrevocable letter of resignation that is deemed tendered if the director fails to receive the votes required for election or re-election. Such resignation shall only be effective upon acceptance by the board of directors, which effective time may be deferred until a new director is identified and appointed to the board.
If an incumbent director fails to achieve a majority of the votes cast in an uncontested election, the governance/nominating committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act promptly on the governance/nominating committee's recommendation, considering all factors that the board of directors believes to be relevant, and will publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE SIX DIRECTOR NOMINEES LISTED BELOW.
Sterling Infrastructure | 2025 Proxy Statement | 15 |

Information about Director Nominees
The table below provides certain information, as of March 11, 2025, regarding the director nominees. Each director nominee’s biography contains information regarding their business experience, director positions with other public companies held currently, or at any time during the last five years, and the experiences, qualifications, attributes and skills that led to the board’s conclusion that the person should be nominated to serve as a director of the Company. Unless otherwise noted, each person has been engaged in the principal occupation shown for the past five years.

William T. Bosway (Independent)	Age: 59	Director Since: 2024

Mr. Bosway has served as Chief Executive Officer and Chairman of the Board of Gibraltar Industries, Inc. (NASDAQ) since January 2022 after serving as President and Chief Executive Officer and a Director since January 2019. Mr. Bosway previously served as President and Chief Executive Officer of the Refrigeration and Food Equipment Division of Dover Corporation (NYSE), a diversified global manufacturer, from June 2016 to December 2018. Prior to joining Dover Corporation, Mr. Bosway spent 26 years with Emerson Electric Co. (NYSE), a global manufacturer of industrial, commercial and consumer products, serving as Group Vice President, Solutions & Technology for Emerson Climate Technologies from May 2008 to June 2016.

CEO and Chairman of the Board	Experience, Qualifications, Attributes & Skills
of Gibraltar Industries, Inc. Board Committees: ✓ Audit ✓ Governance/Nominating Other Public Company Directorships: •Gibraltar Industries, Inc. (2019–Present)
Mr. Bosway has public board qualifications and broad executive experience serving as Chief Executive Officer and Chairman of the Board of a publicly held company. Mr. Bosway’s public company executive management experience provides the board with demonstrated leadership capability and extensive knowledge of operational issues. His experience provides valuable insight to the board. Mr. Bosway’s qualifications to serve as a board member include significant experiences driving organic and acquisition growth, the depth of his experience in a variety of markets, and as a leader in manufacturing operations.

Roger A. Cregg (Independent)	Age: 68	Director Since: 2019
Mr. Cregg has served as a board member of Comerica Incorporated (NYSE) since 2006, where he is Chair of the Audit Committee, Chair of the Qualified Legal Compliance Committee and member of both the Compliance Oversight and the Enterprise Risk Committees, as a board member of Westlake Corporation (NYSE) since 2024, and as a board member of Canadian based Minto Group since 2024. Mr. Cregg previously served as President and Chief Executive Officer and director of AV Homes, Inc. (NASDAQ) from 2012 until its sale to Taylor Morrison Homes in 2018. Mr. Cregg previously served as a senior executive and Chief Financial Officer to The Servicemaster Company (2011 to 2012), PulteGroup, Inc. (NYSE) (1998 to 2011), the Zenith Electronics Corporation (NYSE) (1996 to 1998) and Sweetheart Cup Company, Inc. (1990 to 1996). Mr. Cregg previously served on the Advisory Boards of Camden Homes, LLC (2020 to 2023) and Davidson Homes (2019 to 2021) and he also served on the board of directors of the Federal Reserve Bank of Chicago, Detroit Branch (2004 to 2009), including the role of board Chair in 2006. Mr. Cregg was elected chair of the Company’s Board in January 2025.
Chair of the Board of Sterling Infrastructure, Inc.; Former CEO	Experience, Qualifications, Attributes & Skills
and President of AV Homes, Inc.; Director of Westlake Corporation;
Director of Comerica Incorporated
Board Committees:
✓ Audit (Chair)
✓ Compensation
Other Public Company Directorships:
•Comerica Incorporated
(2006–Present)
•Westlake Corporation (2024–Present)
Mr. Cregg is an accomplished and operationally oriented executive who has had a broad range of responsibilities, including having served as a Chief Executive Officer and Chief Financial Officer of public and private companies, along with having served on numerous boards of directors. Mr. Cregg’s public and private company executive management leadership experience provides the board with demonstrated leadership capability and extensive knowledge of complex financial and operational issues. His experience provides valuable insight to the board, particularly in his role as audit committee chair and as an audit committee financial expert.

| 16 | Sterling Infrastructure | 2025 Proxy Statement

Joseph A. Cutillo (Chief Executive Officer)	Age: 59	Director Since: 2017

Mr. Cutillo has served as the Chief Executive Officer of the Company since 2017. He joined the Company in October 2015 as Vice President, Strategy & Business Development. In May 2016, he was promoted to Executive Vice President and Chief Business Development Officer. In February 2017, he was promoted to President of the Company and in April 2017 he was promoted to Chief Executive Officer. Currently, Mr. Cutillo sits on the board of NPK International, Inc. (NYSE) where he is a member of the Audit, Compensation and Environmental. Social and Governance Committees. Prior to joining the Company, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a private equity-backed trenchless pipe rehabilitation company, from August 2008 to October 2015. Mr. Cutillo currently serves on the board and executive committee of the American Road and Transportation Builders Association and as a member of the Northeastern University Civil and Environmental Engineering Industry Advisory Board. In December 2024, Mr. Cutillo was appointed to the Working Group on Covered Resources for the Federal Highway Administration.

Chief Executive Officer of	Experience, Qualifications, Attributes & Skills
Sterling Infrastructure, Inc. Board Committees: N/A Other Public Company Directorships: •NPK International, Inc. (2025–Present)	Mr. Cutillo brings to the board his over 30 years of managerial experience and a deep understanding of emerging opportunities in heavy civil construction, industrial, and water infrastructure markets. In addition, Mr. Cutillo’s knowledge and understanding of the Company’s operational strategy and organizational structure, together with his operational and leadership experience at various levels of management contribute to the breadth and depth of the board’s deliberations.

Julie A. Dill (Independent)	Age: 65	Director Since: 2021

Ms. Dill is Director Certified by the National Association of Corporate Directors and currently serves on the board of the NACD Tri-Cities Chapter. She is a board member of Rayonier Advanced Materials (NYSE) since 2018 where she is Chair of the Compensation Committee and a member of the Nomination and Corporate Governance Committee, as well as a board member of Centuri Holdings (NYSE) since 2024 where she is Chair of the Audit Committee as well as a member of the Nominating and Corporate Governance Committee. From 2007 until its merger with Enbridge in 2017, Ms. Dill served in multiple executive positions at Spectra Energy Corporation (NYSE) including serving as the President of Union Gas (2007-2011), as the President and CEO of Spectra Energy Partners (NYSE) from 2012-2013 and as its Chief Communications Officer (2013-2017), which included responsibilities for investor relations, internal and external communications, community relations and sustainability. Previously, Ms. Dill held various positions with Duke Energy and Shell Oil Company, including serving as the President of Duke Energy’s Asia Pacific Operations in 2001-2004. Ms. Dill has served on the then publicly held boards of Inter Pipeline Limited (TSX) from 2018-2021 and QEP Resources (NYSE) from 2018-2021 in a variety of committee roles, including chairing the audit and EH&S committees. Since 2019, Ms. Dill has served on the board of Southern Star Central Gas Pipeline, a privately held company, and has been the Chair since 2021. Ms. Dill is on the advisory council at New Mexico State University and has received a CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute.

Former CEO, Spectra Energy	Experience, Qualifications, Attributes & Skills
Partners; Director of Rayonier Advanced Materials (RYAM) Board Committees: ✓ Audit ✓ Compensation Other Public Company Directorships: •RYAM (2018–Present) •Centuri Holdings (2024–Present)	Ms. Dill has over 40 years of experience in large public companies and nearly a decade of board experience with both public and private companies. During her tenure as President and Chief Executive Officer of Spectra Energy Partners and in her other executive positions, she acquired leadership, financial, and corporate governance skills that enable her to bring to the Company valuable strategic insights into board matters generally. Ms. Dill’s committee experiences with several publicly traded companies and extensive knowledge of complex financial and operational issues are integral to her role on the board, especially the audit committee and as an audit committee financial expert.
Sterling Infrastructure | 2025 Proxy Statement | 17 |

Dana C. O’Brien (Independent)	Age: 57	Director Since: 2019
Ms. O’Brien has served as Senior Vice President, General Counsel and Secretary of Olin Corporation, a NYSE listed chemical manufacturer, since November 2021. Ms. O’Brien previously served as Senior Vice President and General Counsel of The Brinks Company, a NYSE listed cash management, secure route-based logistics and payment solutions company, from April 2019 to November 2021. From 2014 to 2019, Ms. O’Brien served as the Senior Vice President and General Counsel of CenterPoint Energy, a Fortune 500, NYSE listed company that provides electric transmission and distribution, natural gas distribution, and energy services operations.
Senior Vice President,	Experience, Qualifications, Attributes & Skills
General Counsel and Secretary of Olin Corporation Board Committees: ✓ Compensation (Chair) ✓ Governance/Nominating Other Public Company Directorships: N/A	Ms. O’Brien has over 20 years of experience in numerous executive level roles and brings to the board her background as a lawyer, with experience in corporate governance and regulatory compliance, having served as general counsel of multiple public companies. Ms. O’Brien has gained extensive leadership and managerial experience and regulatory compliance experience as an executive and general counsel in the energy and construction industries. Her legal background in the construction industry brings value to the board in fulfilling its role of risk oversight, among other areas.

Dwayne A. Wilson (Independent)	Age: 66	Director Since: 2020

Mr. Wilson was Senior Vice President of Fluor Corporation (NYSE), an American multinational engineering and construction firm, from 2014 to 2016. From 2011 until 2014, Mr. Wilson served as President & CEO of Savannah River Nuclear Solutions, a joint venture between Fluor, Honeywell and Newport News. From 1980 until 2011, Mr. Wilson served increasing roles of executive responsibility with Fluor, including President of its Industrial and Infrastructure business, President of its Mining & Minerals business, and President of its Commercial & Industrial business. Currently, Mr. Wilson sits on the public company boards of Crown Holdings, Inc. (NYSE), Ingredion, Inc. (NYSE), where he previously chaired the compensation committee, and DT Midstream, Inc (NYSE) where he is chair of the compensation committee. Previously, Mr. Wilson served on the board of AK Steel Holding Corporation, including the public and environmental affairs and nominating and corporate governance committees.

Former Senior Vice President of	Experience, Qualifications, Attributes & Skills
Fluor Corporation; Director of Ingredion, Inc.; Crown Holdings, Inc. and DT Midstream, Inc.
Board Committees:
✓ Audit
✓ Governance/Nominating (Chair)
Other Public Company Directorships:
•Crown Holdings, Inc.
(2020–Present)
•Ingredion, Inc.
(2010–Present)
•DT Midstream, Inc.
(2021–Present)
•AK Steel Holding Co.
(2017-2020)

Mr. Wilson brings over 35 years of experience as an engineering, procurement and construction industry executive. In addition, Mr. Wilson has over 10 years of public company board and committee experience and high-level management expertise, which provide the board with invaluable corporate governance knowledge. The board benefits from his perspective, particularly in the areas of technology, operational excellence and supply chain management. His broad range of experience and exposure to a number of diverse end markets through his various leadership positions provide the board and its committees with valuable insight and expertise.

| 18 | Sterling Infrastructure | 2025 Proxy Statement

Information about Executive Officers
The table below sets forth certain biographical information as of March 11, 2025 with respect to all of our executive officers, except our CEO, whose information is provided in Information about Director Nominees.

Ronald A. Ballschmiede Age: 69 Executive Officer Since: 2015 Executive Vice President, Interim Chief Financial Officer & Chief Accounting Officer
Mr. Ballschmiede served as Executive Vice President, Chief Financial Officer & Chief Accounting Officer from November 2015 until May 2024 and as Executive Vice President from May 2024 until March 2025 when he assumed the roles of Interim Chief Financial Officer and Chief Accounting Officer. Mr. Ballschmiede previously served as Executive Vice President and Chief Financial Officer at Chicago Bridge & Iron Company N.V. from 2006 to 2015.

Daniel P. Govin Age: 53 Executive Officer Since: 2024 Chief Operating Officer
Mr. Govin has been Chief Operating Officer since joining the Company in August 2024 after previously serving as President of Quanta West LLC, Inc. from 2022. Mr. Govin served as President of PAR Electrical Contractors from 2018 to 2022 and as Senior Vice President of Operations of Quanta Services, Inc. from 2011.

Mark D. Wolf Age: 64 Executive Officer Since: 2020 General Counsel, Chief Compliance Officer & Corporate Secretary
Mr. Wolf has been General Counsel, Chief Compliance Officer & Corporate Secretary since joining the Company in August 2020 after previously serving as Vice President, General Counsel & Corporate Secretary of US Well Services, Inc. From 2017 to 2019, Mr. Wolf served as Vice President – Legal for TechnipFMC and Deputy General Counsel for FMC Technologies, Inc. from 2015 until its merger with Technip in 2017.

Sterling Infrastructure | 2025 Proxy Statement | 19 |

Stock Ownership of Directors and Executive Officers
We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our shareholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers. See “Corporate Governance—Stock Ownership Guidelines” and “Executive Officer Compensation—Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”
The table below shows the amount of our common stock beneficially owned as of the record date, March 11, 2025, by each of our directors, our NEOs and our directors and executive officers as a group. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Unvested Awards	Number of Unvested Shares of Restricted Stock(1)		Total Number of Shares Beneficially Owned	Percent of Outstanding Shares(2)
William T. Bosway	192	1,074	(3)	1,266	*
Roger A. Cregg	43,327	1,074	(3)	44,401	*
Julie A. Dill	20,528	1,074	(3)	21,602	*
Dana C. O’Brien	24,827	1,074	(3)	25,901	*
Dwayne A. Wilson	15,784	1,074	(3)	16,858	*
Joseph A. Cutillo	436,188	—		436,188	1.4%
Ronald A. Ballschmiede	249,681	—		249,681	*
Sharon Villaverde	2,195	—		2,195	*
Daniel P. Govin	634	—		634	*
Mark D. Wolf	29,504	—		29,504	*
All current directors and executive officers as a group (10 persons)	822,860	5,370		828,230	2.7%
* Ownership is less than one percent.
(1)These shares are considered outstanding but are subject to restrictions on their sale or other transfer. For more information regarding the restricted stock, see “Director Compensation— Equity-Based Compensation” and “Director Compensation—2024 Director Compensation.”
(2)Based on 30,416,977 shares of our common stock outstanding as of March 11, 2025.
(3)The restricted shares were awarded to the non-employee directors as compensation — see the section above entitled “Director Compensation—Equity Based Compensation.” The restrictions expire on the trading day before the annual meeting, or earlier if the director dies or becomes permanently disabled or if there is a qualifying change in control of the Company. The restricted shares are forfeited if the director ceases to serve as a director other than as a result of his or her death or disability before the expiration of the restrictions.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports and amendments thereto filed during 2024, and written representations from our directors and executive officers, we believe that all required reports were timely filed, except for a Form 4 reporting a gift transaction by Charles R. Patton, a former director, and an incomplete Form 3 reporting of shares held by Ms. Villaverde.
| 20 | Sterling Infrastructure | 2025 Proxy Statement

Stock Ownership of Certain Beneficial Owners
The table below shows persons known to us, as of March 11, 2025, to be the beneficial owner of more than 5% of our outstanding shares of common stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,093,975	(2)	10.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,523,031	(3)	8.3%
(1)Based on 30,416,977 shares of our common stock outstanding as of March 11, 2025.
(2)Based on a Schedule 13G filed with the SEC on December 6, 2024, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of November 30, 2024. The Schedule 13G reflects 3,093,975 shares held with sole dispositive power and 3,015,685 shares held with sole voting power and no shares held with shared dispositive or shared voting power.
(3)Based on a Schedule 13G filed with the SEC on January 31, 2025, by The Vanguard Group reflecting beneficial ownership as of December 31, 2024. The Schedule 13G reflects 2,428,526 shares held with sole dispositive power, 94,505 shares held with shared dispositive power, no shares held with sole voting power and 57,166 shares held with shared voting power.
Sterling Infrastructure | 2025 Proxy Statement | 21 |

Executive Officer Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid to our NEOs during 2024. Our NEOs for 2024 are listed below:

NEO	Title(s)
Joseph A. Cutillo	Chief Executive Officer
Ronald A. Ballschmiede	Executive Vice President, Interim Chief Financial Officer & Chief Accounting Officer
Sharon Villaverde	Former Chief Financial Officer & Chief Accounting Officer
Daniel P. Govin	Chief Operating Officer
Mark D. Wolf	General Counsel, Chief Compliance Officer & Corporate Secretary
Leadership Transitions

There were a few changes to our executive officer group. Ms. Villaverde succeeded Mr. Ballschmiede as Chief Financial Officer & Chief Accounting Officer effective May 13, 2024 in conjunction with Mr. Ballschmiede’s previously announced planned retirement. Mr. Govin joined the Company as its Chief Operating Officer effective August 5, 2024. On March 14, 2025, Mr. Ballschmiede was appointed as Interim Chief Financial Officer & Chief Accounting Officer in conjunction with Ms. Villaverde’s departure from the Company.

Executive Summary
2024 Business Highlights

•Revenues increased 7.3% in 2024 to a record $2.12 billion, from $1.97 billion in 2023.	RECORD REVENUE $2.12 billion
•A record net income of $257.5 million from $138.7 million or 85.7% over 2023.
•We ended the year with backlog of $1.69 billion with a gross margin of 16.7%.	RECORD CASH FLOW FROM OPERATIONS $497.1 million
•Our cash flow from operations increased to a record $497.1 million, an increase of $18.5 million or 3.9% over 2023.
•We created shareholder value by repurchasing $70.6 million of common stock pursuant to our share repurchase program which the board authorized in 2023.	RECORD NET INCOME $257.5 million
•Our market cap increased over 90.3% and we delivered total shareholder return of 91.6% for the year.	92% TOTAL SHAREHOLDER RETURN
2024 Executive Compensation Decisions and Program Enhancements
•Enhanced long-term incentive plan design effective with 2024 equity grants:
◦Introduced double-trigger vesting upon a change-in-control
◦Extended the performance period for our PSU awards from three one-year tranches to a cumulative three-year period with cliff vesting at the end of the period
◦Increased percentage of NEO long-term incentive value in the form of PSUs for our NEOs from 50% to 60% (other than for Mr. Ballschmiede who previously announced his planned retirement)
◦Introduced relative total shareholder return as a performance metric for our PSU awards to accompany our EPS metric
◦Granted a special, one-time performance award of PSUs with cliff vesting to Mr. Cutillo contingent upon achieving challenging stock price targets by December 31, 2026.
| 22 | Sterling Infrastructure | 2025 Proxy Statement

•Awarded short-term incentive payouts at 199% of target, driven in large part by the Company’s out-performance on adjusted EBITDA
•Approved vesting of the 2024 tranche of outstanding PSUs at 200% of target based on EPS performance
Executive Compensation Program at a Glance
Our executive compensation program has three primary elements: base salary, annual cash incentives (our Short-Term Incentive (“STI”) Program), and long-term equity incentives (our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to ensuring a baseline of market-competitive compensation opportunities for attracting and retaining talent. Annual incentives reward the achievement of short-term goals like safe operations and increasing profitability, while long-term incentives support retention and drive our NEOs to focus on shareholder value creation.
Based on our performance and consistent with the design of our program, the Compensation and Talent Development Committee of our board, referred to in this CD&A as the “committee,” approved the executive compensation payout decisions for fiscal 2024 noted in the table below. The committee believes that the Company’s incentive programs provide a direct link between Company performance and pay outcomes for the executives, as described in greater detail in this CD&A.

2024 Executive Compensation Program
Compensation Component	Characteristics		2024 Results/Actions
Base Salary	•Fixed cash compensation •Competitive level of base compensation, critical for attraction and retention		•The NEOs received salary increases ranging from 0% to 4.7% to maintain alignment with market benchmarks.
Short-Term Incentive (STI) Program	•Annual variable cash compensation based on pre-established performance metrics •Formulaic plan using the following metrics (weighted as indicated) to determine target and achievement levels:		•2024 adjusted EBITDA approached the maximum level resulting in performance at 199% of target. •Safety Performance exceeded the target level and resulted in overall performance at 200% of target.
	•Financial - Adjusted EBITDA	75%
	•Safety Performance	25%
	•Maximum award payout is capped at 200% of target
Long-Term Incentive (LTI) Program
•Performance Share Unit (“PSU”) award (60% of LTI program awards) –
◦Settled in shares of stock at the end of a three-year vesting period. Two-thirds of PSUs based on EPS performance relative to a three-year cumulative target and one-third of PSUs based on a three-year relative total shareholder return (TSR) performance.
◦The cumulative three-year EPS target is set at the beginning of the three-year period based on the Company’s annual strategic and financial plans.
◦The range of payout of the PSUs is 0% to 200% of target depending on the achievement level of EPS relative to targets and TSR performance.
•Restricted Stock Units (RSU) award (40% of LTI program awards) – vest ratably over a three-year period, enhancing shareholder alignment, retention, and development of long-term ownership by our NEOs
			•2024 adjusted EPS results were above the maximum performance level for the applicable annual installments of 2022 and 2023 PSUs. •Payout of these installments was approved at maximum 200% levels.

Sterling Infrastructure | 2025 Proxy Statement | 23 |

Pay Mix

The charts below reflect the 2024 target mix of direct compensation elements for our CEO and our other NEOs. These charts illustrate that a majority of NEO total target direct compensation is variable and at risk (82% for our CEO and an average of 60% for our other NEOs). With 60% of LTI value granted in performance share units (PSUs), more than half (57%) of CEO target total compensation is tied to specific performance metrics through STI and PSU awards.

Majority of NEO Target Compensation At-Risk

STI + LTI = 82% At Risk	STI + LTI = 60% At Risk
LTI 60% Performance-based	LTI 60% Performance-based *
*Excluding Mr. Ballschmiede’s LTI mix

Compensation Governance and Shareholder Engagement
Our committee is comprised entirely of independent directors. The committee annually reviews the components and structure of our compensation program to ensure that the program supports our business objectives and is aligned with the interests of our shareholders. Each year, management meets with shareholders to solicit their feedback on the Company’s strategic direction, our compensation and corporate governance practices, and our executive compensation program.
2024 Say on Pay

The committee values the input of our shareholders in evaluating the design and effectiveness of our compensation program. At our 2024 annual meeting of shareholders, greater than 97% of the total votes cast on the advisory vote on executive compensation expressed support for the design of our executive compensation program.

The committee is committed to ensuring that our program remains appropriately aligned with peer group and broader “best practice” governance standards, and that it continues to support our guiding principles of shareholder alignment. While we believe that the 2024 vote reflects strong shareholder support for existing programs, management regularly engages in substantive discussions focused on executive compensation with shareholders and with advisory groups. During 2024, we continued to meet and have conversations with numerous shareholders.

> 97% SUPPORT IN 2024

In general, during these discussions investors expressed their overall support of our program and our pay-for-performance approach. For 2024, we implemented changes to our program that we believe align us more closely with our shareholders and with market practice, including double-trigger equity vesting, increased weighting of PSUs, introduction of a relative total shareholder return metric and a three-year cumulative performance period on our EPS PSUs. We seek to earn strong support from our shareholders every year, and hope that you will cast a vote in favor of our programs.
| 24 | Sterling Infrastructure | 2025 Proxy Statement

Compensation Program Governance

We believe the following compensation governance practices and policies promote the accountability of our executives and strengthen the alignment of our executive and shareholder interests:

Executive Compensation Best Practices
✓ Double-Trigger Vesting of Equity Awards in Change of Control – equity incentive awards are subject to double-trigger vesting beginning with 2024 annual grants.
✓ Performance-Based Equity Earned Based Upon Absolute and Relative Performance – PSU awards beginning with 2024 grants are earned based upon 3-year cumulative EPS achievement relative to pre-established goals and based upon total shareholder return (TSR) performance relative to peers.

✓ Incentives Based on Performance – awards under our short-term and long-term incentive programs are based on the achievement of performance objectives and the performance objectives differ under the two programs.
✓ Expanded Clawback Policy – cash and equity awards under our incentive programs are subject to clawback in the event of an accounting restatement and if financial reporting measures (on which incentive compensation is based) are subsequently restated.
✓ Majority of NEO Equity Awards Are Performance-Based – beginning in 2024, 60% of NEO equity awards granted were in the form of PSUs while 40% were in the form of RSUs.
✓ Anti-Pledging Policy – we prohibit our executive officers from pledging our securities.
✓ Executives Subject to Stock Ownership Guidelines – we require our executive officers to maintain meaningful levels of share ownership of 5 times base salary for our CEO and 3 times base salary for our other executive officers. See “Executive Stock Ownership Guidelines” below and “Corporate Governance - Stock Ownership Guidelines” for more information.
✓ Engagement of Independent Compensation Consultant – the compensation committee retains an independent compensation consultant to evaluate our compensation programs.
✓ No Tax Gross-Ups / No Guaranteed Bonuses – we do not provide our NEOs with any tax gross-ups and we do not guarantee bonus payments to our NEOs.

How We Determine and Assess Executive Compensation
Objectives of Our Compensation Program
The committee is responsible for designing, implementing, and administering our executive compensation program. The committee seeks to use compensation as a tool to drive increases in shareholder value by:
•Paying for performance: rewarding past performance and incentivizing future performance;
•Promoting shareholder alignment: fostering a culture of ownership;
•Paying competitively: providing a level of total compensation that will enable the Company to attract and retain talented executive officers to deliver our strategy;
•Promoting sound governance: implementing sound compensation governance practices that encourage prudent decision-making; and
•Retaining key talent: increasing shareholder value by retaining our executives to execute the Company’s strategy for long-term value creation.
The committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executives and shareholders.
Sterling Infrastructure | 2025 Proxy Statement | 25 |

Market Data and Peer Group
To gather relevant data for assessing competitiveness of executive pay, the committee worked with its independent compensation consultant and with management to develop a compensation peer group. To select appropriate peers, we used several comparative factors including industry similarity, business model similarity, competition for business or executive talent, geographic presence and size (including revenue, market capitalization, and assets).
The committee selected the following peer group, which the committee referred to when determining 2024 compensation. This peer group contains the same companies used in 2023, except for Great Lakes Dredge & Dock Corporation, Infrastructure & Energy Alternatives, Inc. and Innovate Corporation which we replaced with Ameresco, Inc., Arcosa, Inc. and Astec Industries, Inc. to better reflect our increased size and complexity.

Ameresco, Inc.	Comfort Systems USA, Inc.	IES Holdings, Inc.
Arcosa, Inc.	Construction Partners, Inc.	MYR Group Inc.
Astec Industries, Inc.	Dycom Industries, Inc.	Primoris Services Corporation
Chart Industries, Inc.	Eagle Materials Inc.	Summit Materials, Inc.
Columbus McKinnon Corporation	Granite Construction, Inc.
At the time the committee approved the peer group, our annual revenues were positioned between the 25th and 50th percentiles of this group and our market capitalization was positioned at the peer group median.
2024 Executive Compensation Program
Base Salaries
Base salaries provide fixed compensation intended to meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and positioning relative to market benchmarks.
In December 2023, based on a review of base salary levels of our peer companies and in consultation with Meridian, the committee approved a merit increase for Mr. Wolf to maintain alignment with market:

Name	Annual Base Salary as of December 2023	Annual Base Salary as of January 2024	Percent Increase
Mr. Cutillo	$1,000,000	$1,000,000	—%
Mr. Ballschmiede	$626,750	$626,750	—%
Ms. Villaverde(1)	N/A	N/A	N/A
Mr. Govin(1)	N/A	N/A	N/A
Mr. Wolf	$368,500	$386,000	4.7%
(1)Ms. Villaverde and Mr. Govin joined the Company during 2024.
Short-Term Incentive Program
Our annual incentive, or STI, program represents variable components of compensation designed to reward our executive officers if the Company achieves the pre-established performance goals approved by the committee for the applicable year. In December 2023, the committee established the framework for the 2024 STI awards. Under the program, each executive officer was assigned a target STI award based on a percentage of his or her base salary. For 2024, the STI awards for our NEOs could be earned based on performance relative to financial and strategic goals, as follows:
•75% based on Adjusted EBITDA for 2024; and
•25% based on safety performance.
The committee believes establishing Adjusted EBITDA as the financial measure is appropriate because it is directly tied to management’s success in growing our business and will drive our executives to improve operational execution, efficiencies, cash flow and profitability. In addition, the committee believes that Adjusted EBITDA is a
| 26 | Sterling Infrastructure | 2025 Proxy Statement

complementary financial measure to earnings per share, which is the performance measure used in our LTI program. The committee also believes the inclusion of a safety performance measure critically reinforces a strong safety culture.
The chart below describes the 2024 target STI awards for each executive:

Name	Annual Base Salary	Target STI Award as a % of Base Salary	Target STI Award
Mr. Cutillo	$1,000,000	115%	$1,150,000
Mr. Ballschmiede	626,750	75%	470,063
Ms. Villaverde(1)	413,699	75%	310,274
Mr. Govin(1)	650,000	110%	715,000
Mr. Wolf	386,000	75%	289,500
(1) The target STI award value was prorated for Ms. Villaverde, while Mr. Govin received a full year, non-prorated target STI award value since his prior company incentive was forfeited due to a mid-year departure.
With respect to the performance goals, the committee established threshold, target and maximum goals and the NEOs could earn between 0% and 200% of the applicable target STI award based on the level of achievement of the goal. The chart below summarizes these goals and the Company’s actual performance during 2024 with respect to each performance measure.
2024 Short Term Incentive Program Results

Performance Measure	Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Payout % of Performance Measure (rounded)
(in thousands, except percentage data)
Adjusted EBITDA(1)	75%	$265,900	$295,500	$325,100	$324,752	199%
Safety Performance(2)	25%	Board Discretion	66,500	Board Discretion		200%
Weighted Average Payout						199%
(1)Adjusted EBITDA is a non-GAAP financial measure. Our calculation of Adjusted EBITDA for purposes of establishing our Adjusted EBITDA target and determining the actual Adjusted EBITDA amount is detailed below (in thousands). Our actual adjusted EBITDA performance for 2024 approached the maximum performance goal, resulting in a 199% of target payout.

Item	2024
Net income from continuing operations	$257,461
Add: interest, net	(2,367)
Add: income tax expense	87,360
Add: depreciation and amortization	68,410
Add: acquisition related costs	421
Add: gain on deconsolidation of subsidiary, net	(91,289)
Add: earnouts	$4.756
Adjusted EBITDA	$324,752
(2)Timely and successful target completion of 66,500 safety events consisting of safety inspections, safety observations, signed job hazard analysis, team book meetings and tool box meetings. The board concluded a 200% performance payout was warranted as the actual performance was approximately double the target performance.

Sterling Infrastructure | 2025 Proxy Statement | 27 |

As a result, in March 2025, the committee approved the following annual STI awards to the NEOs.

Name	Target STI Payout	% of Target Achieved	Total 2024 STI Award Earned
Mr. Cutillo	$1,150,000	199%	$2,291,292
Mr. Ballschmiede	470,063	199%	936,566
Ms. Villaverde	310,274	199%	618,199
Mr. Govin	715,000	199%	1,424,586
Mr. Wolf	289,500	199%	576,808

Long-Term Incentive Program
Under our long-term incentive, or LTI, program, our NEOs receive a combination of PSUs, designed to reward increased earnings per share (“EPS”) and relative stock performance, and RSUs, which are a time-based award designed to promote retention and stock ownership. In December 2024, the committee assigned each executive officer an LTI Target Amount, which was expressed as a percentage of the officer’s annual base salary at the time.
The LTI awards vest over a three-year performance period and, except for limited circumstances, require continued employment in order to earn the award. All awards are settled in shares of our common stock.
2024 Long Term Incentive Program Changes
Every year the committee considers how well our long-term incentive and other compensation programs align with shareholder interests, Company strategy and evolving market practice. In light of this review during 2023, the committee approved the following changes to our 2024 LTI program:
•Double-trigger vesting for equity awards: beginning with 2024 annual RSU and PSU grants, equity incentive awards are subject to double-trigger vesting in the event of a change in control.
•Increased weight on PSUs: beginning with 2024 grants, PSUs comprise 60% of total LTI value as compared to 50% in 2023.
•Relative performance measure added for PSU’s: 2024 PSU’s are earned based upon a mix of EPS performance (2/3 of the award) and total shareholder return relative to our peers (1/3 of the award).
•Three-year cumulative performance for PSUs: beginning with 2024 grants, we will measure both relative TSR and EPS performance over a cumulative three-year performance period, with payout determination at the end of the full performance period.

The committee believes that these changes more closely align our compensation programs with shareholder interests and competitive market practice, reinforce focus on long-term value creation, and are appropriate at this stage in the Company’s strategic development.

The terms of the LTI awards are summarized as follows:
•EPS PSUs (67% of PSU target value) – cliff vest at the conclusion of a three-year period based on our achievement of cumulative three-year EPS goal. Because of the market sensitivity of the future long-term EPS growth targets, the cumulative EPS target for each PSU grant is not disclosed until the three-year performance period is completed.
| 28 | Sterling Infrastructure | 2025 Proxy Statement

•Relative TSR PSUs (33% of PSU target value) - cliff vest at the conclusion of a three-year period based on our relative TSR performance, which is measured relative to companies in our compensation peer group described above, subject to the payout scale below.

Percentage Rank of Company’s TSR	Payout Percentage of Target Number of Shares
75th Percentile or Above	200%
50th Percentile	100%
25th Percentile	25%
Below 25th Percentile	0%

•RSUs – vest in three substantially equal annual installments during the performance period.
In 2024, the number of shares granted to each executive, other than for Mr. Ballschmiede who previously announced his planned retirement, was computed by multiplying the executive’s LTI Target Amount by 40% for RSUs and 60% for PSUs (40% EPS, 20% TSR), then dividing those results by $87.93, which was the closing price per share of our common stock on December 29, 2023.

Name	Annual Base Salary	LTI Target as a % of Base Salary	LTI Target Value	Target Value (RSUs)	# of RSUs	Target Value (PSUs)	Target # of PSUs
Mr. Cutillo	$1,000,000	350%	$3,500,000	$1,400,000	15,922	$2,431,889	23,883
Mr. Ballschmiede	626,750	135%	$846,113	$423,056	4,811	$423,056	4,811
Ms. Villaverde	413,699	115%	$475,754	$190,302	1,709	$301,074	2,564
Mr. Govin	650,000	169%	$1,100,000	$300,000	2,925	$870,358	7,800
Mr. Wolf	386,000	85%	$328,100	$131,240	1,493	$227,972	2,239
2024 Long Term Incentive Program Results
In March 2025, the committee reviewed the adjusted EPS results for the outstanding PSU awards and approved the vesting and payout for the respective portion of vesting for each of the PSUs granted in January 2022 and 2023. The vesting and payout of the PSU award granted in January 2024 will be based on a cumulative three-year performance period ending December 31, 2026, as determined in the first quarter of 2027.

Award Year and Tranche	Weighting Portion of Original	Threshold	Target	Maximum	Actual Performance(1)	2024 Payout Performance
2022 Tranche 3	1/3	$2.60	$3.06	$3.36	$6.10	200%
2023 Tranche 2	1/3	$2.97	$3.49	$3.84	$6.10	200%
(1)Actual performance reflects a $2.17 per share adjustment for the elimination of the net gain on de-consolidation of subsidiary, acquisition-related costs, earnouts and the income tax impact of these adjustments.
CEO Special Grant

On January 5, 2024, in conjunction with the execution of Mr. Cutillo’s Amended and Restated 2018 Executive Employment Agreement (the “Amended Employment Agreement”), the compensation committee approved a special grant of 160,000 PSUs (the “Special Award”) to Mr. Cutillo that is contingent upon the achievement of challenging stock price goals. This one-time award will vest on December 31, 2026 based on the Company’s achievement of the following stock price targets:

•20% of the Special Award shall vest upon the achievement of a stock price target of $100 per share;
•30% of the Special Award shall vest upon the achievement of a stock price target of $120 per share; and
•50% of the Special Award shall vest upon the achievement of a stock price target of $140 per share.

Based on the closing stock price on the date of the grant ($77.09), these stock price targets reflect increases of 30%, 56% and 82% from the date of the grant.

Stock price targets are measured by the average closing price over any twenty consecutive trading days between the grant date and the vesting date. As of March 11, 2025, the above noted stock price targets have been achieved, but the Special Award will not vest until the 3-year anniversary of the grant date. In the event the Company and Mr. Cutillo
Sterling Infrastructure | 2025 Proxy Statement | 29 |

agree to extend the Amended Employment Agreement beyond the initial three-year term for a fourth year, Mr. Cutillo will be eligible for an additional one-time grant of 40,000 PSUs, which will vest upon the Company’s achievement of a stock price target of $160 per share and Mr. Cutillo’s continued employment through December 31, 2027.

Special awards are not a core component of our compensation strategy. However, the compensation committee determined that the Special Award was appropriate to acknowledge the board’s confidence in Mr. Cutillo’s leadership and strategy for the Company, to recognize his role in driving total shareholder return performance of 1,671% since his appointment as CEO, and to retain Mr. Cutillo as CEO. Because the award motivates extraordinary long-term performance that will result in transformational growth for the Company, and is entirely at risk for performance, the compensation committee believes that it is structured to directly align with shareholder interests.

Further details of Mr. Cutillo’s Amended Employment Agreement and Special Award terms are discussed below under the section titled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control”.

Cash Severance and Change of Control Benefits
We provide Mr. Cutillo with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction.
Specifically, Mr. Cutillo is entitled to severance benefits under his Amended Employment Agreement in the event of a termination of employment by the company without cause or by the executive for good reason. The board determined that it is appropriate to provide Mr. Cutillo with severance benefits under these circumstances in light of his critical position with the company and as part of his overall compensation package. In addition, we believe that the occurrence, or potential occurrence, of a change of control transaction would create uncertainty regarding his continued employment. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. To encourage Mr. Cutillo to remain employed with the company during an important time when his prospects for continued employment following a transaction are often uncertain, the Amended Employment Agreement provides Mr. Cutillo with enhanced severance benefits if his employment is terminated by the company without cause or by the executive for good reason in connection with a change of control. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.
In addition, the terms of our outstanding RSU and PSU awards provide for accelerated vesting under certain circumstances related to a termination of employment and the occurrence of a qualifying change of control. For more information regarding all of these benefits, see the section titled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control.”
Other Practices, Policies and Guidelines
Executive Stock Ownership Guidelines
We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our shareholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each of our executive officers is encouraged to maintain ownership of shares of our common stock as follows:

Required Level of Ownership
CEO	5 x base salary
Other NEOs	3 x base salary
Shares of our common stock owned individually or jointly, shares held by members of the executive’s immediate family or by a trust for the executive or his or her immediate family, as well as shares subject to unvested restricted stock and RSUs are counted for purposes of the stock ownership guidelines. The value of the shares is based on the greater of the then current market price or the grant date fair value.
Our executive officers have five years from the date of their respective appointments to attain these ownership levels. Until the specified ownership levels are met, our executive officers are expected to retain 75% of the net shares
| 30 | Sterling Infrastructure | 2025 Proxy Statement

issued upon the vesting of equity awards granted by the Company, after deducting any shares used to pay applicable taxes. Mr. Cutillo currently exceeds his target ownership level. Mr. Govin and Mr. Wolf are currently in compliance with their target ownership levels and have until August 2029 and August 2025, respectively, to reach their target ownership levels.
Clawback Policy

In October 2023, the board of directors approved a clawback policy applicable to our NEOs entitled “Policy for the Recovery of Erroneously Awarded Compensation” to comply with the expanded requirements pursuant to NASDAQ Listing Rule 5608 and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The Company also has a clawback policy which applies to all incentive compensation paid to an employee (whether paid in cash or in equity) that was based on financial reporting measures that are subsequently restated. Following such a restatement, the compensation shall be adjusted, if necessary, so that the employee will have received no more and no less than the amount that he or she would have received had the incentive award been calculated based on the restated financial reporting measures. The policy applies regardless of the employee’s culpability or fault with respect to the error, event, act or omission that caused the restatement.
Compensation Risk Assessment
After reviewing the components of our executive compensation program, the committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the Company. Further, the committee believes that certain features of our compensation program, including our clawback, anti-hedging and anti-pledging policies, our stock ownership guidelines and our use of both cash- and equity-based awards, help to mitigate any compensation-related risks.
Limited Executive Perquisites and No Special Retirement Benefits
We seek to maintain a cost-conscious culture in connection with the benefits provided to our executive officers. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2024 Summary Compensation Table” for a description of the perquisites provided in 2024.
Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. However, our executive officers do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan in which our executive officers are eligible to participate, which currently provides a 5% employer match. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.
Tax and Accounting Considerations
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit or value to the executive officer.
Compensation and Talent Development Committee Report
The compensation and talent development committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation and talent development committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the compensation and talent development committee on March 5, 2025:
Dana C. O’Brien, Chair
Roger A. Cregg
Julie A. Dill

Sterling Infrastructure | 2025 Proxy Statement | 31 |

Executive Compensation Tables
The table below summarizes the total compensation awarded to or earned by our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.
2024 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Joseph A. Cutillo	2024	$1,000,000		$13,549,863	$2,291,292	$29,966	$16,871,121
Chief Executive Officer	2023	1,000,000		3,000,019	2,007,500	44,061	6,051,580
	2022	830,000		2,489,979	1,826,000	31,807	5,177,786

Ronald A. Ballschmiede	2024	626,750		846,113	936,566	24,145	2,433,574
Executive Vice President, Interim Chief Financial Officer & Chief Accounting Officer	2023	626,750		783,461	857,864	21,775	2,289,850
	2022	575,000		718,726	805,000	20,157	2,118,883

Sharon Villaverde(3) Former Chief Financial Officer & Chief Accounting Officer	2024	413,699	97,500	491,375	618,199	161,449	1,684,722

Daniel P. Govin(4) Chief Operating Officer	2024	650,000		1,170,359	1,424,586	6,923	3,251,868

Mark D. Wolf	2024	386,000		359,212	576,808	21,817	1,343,837
General Counsel, Chief Compliance Officer & Corporate Secretary	2023	368,500		294,806	437,133	21,076	1,121,515
	2022	335,000		267,997	368,500	21,518	993,015

(1)Reflects annual base salary approved by the compensation committee.
(2)Amounts included for 2024 reflect the aggregate grant date value of RSUs and PSUs awarded as part of the LTI program for 2024. See the table below for more information regarding these amounts. The grant date fair value of the RSUs and PSUs are computed in accordance with ASC 718 using the closing price on the date prior to grant. The maximum aggregate grant date value of the PSUs, assuming maximum performance, is as follows: Mr. Cutillo - $14,581,752, Mr. Ballschmiede - $846,113, Ms. Villaverde - $602,148, Mr. Govin - $1,740,716, and Mr. Wolf - $455,944. Assumptions used in the calculation of these amounts are included in “Note 15 Stock Incentive Plan” to our audited financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2025.

	2024 LTI Program Award
Name	RSUs	PSUs	Employment Agreement PSUs
Mr. Cutillo	$1,400,000	$2,431,889	$9,717,974
Mr. Ballschmiede	423,056	423,056
Ms. Villaverde	190,302	301,074
Mr. Govin	300,000	870,358
Mr. Wolf	131,240	227,972
(3)Ms. Villaverde was promoted to Chief Financial Officer & Chief Accounting Officer on May 13, 2024. The bonus payment represents the first half of Ms. Villaverde’s sign-on bonus and the second half of her sign-on bonus payment was paid on the one-year anniversary of her start date with the Company. Ms. Villaverde departed the Company on March 14, 2025.

(4)Mr. Govin joined the Company as Chief Operating Officer on August 5, 2024.

(5)The amounts reported in the “All Other Compensation” column for 2024 reflect, for each NEO as applicable, the sum of the incremental cost to the Company of all perquisites and other personal benefits and all other additional compensation required by SEC rules to be separately quantified, including (a) personal use of a leased vehicle, (b) amounts contributed by the Company to defined contribution plans, (c) special Company provided wellness benefits and (d) relocation benefits.

	Perquisites and Other Personal Benefits
Name	Transportation	Plan Contributions	Wellness	Relocation
Mr. Cutillo	$6,240	$17,250	$6,476	$—
Mr. Ballschmiede	—	17,250	6,895	—
Ms. Villaverde	10,769	17,250	7,431	125,999
Mr. Govin	6,923	—	—	—
Mr. Wolf	—	17,250	4,567	—
| 32 | Sterling Infrastructure | 2025 Proxy Statement

Grants of Plan-Based Awards in 2024

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph A. Cutillo
STI Award		$575,000	$1,150,000	$2,300,000	—	—	—	—	$—
LTI - RSU	01/01/2024	—	—	—	—	—	—	15,922	1,400,000
LTI - PSU(3)	01/01/2024	—	—	—	11,942	23,883	47,766	—	2,431,889
Employment Agreement PSU	01/01/2024				32,000	80,000	160,000		9,717,974
Ronald A. Ballschmiede
STI Award		235,031	470,063	940,125	—	—	—	—	—
LTI - RSU	01/01/2024	—	—	—	—	—	—	4,811	423,056
LTI - PSU(3)	01/01/2024	—	—	—	2,406	4,811	9,623	—	423,056
Sharon Villaverde
STI Award		155,137	310,274	620,549	—	—	—	—	—
LTI - RSU	03/04/2024	—	—	—	—	—	—	1,709	190,302
LTI - PSU(3)	03/04/2024	—	—	—	1,282	2,564	5,128	—	301,074
Daniel P. Govin
STI Award		357,500	715,000	1,430,000	—	—	—	—	—
LTI - RSU	08/06/2024	—	—	—	—	—	—	2,925	300,000
LTI - PSU(3)	08/06/2024	—	—	—	3,900	7,800	15,600	—	870,358
Mark D. Wolf
STI Award		144,750	289,500	579,000	—	—	—	—	—
LTI - RSU	01/01/2024	—	—	—	—	—	—	1,493	131,240
LTI - PSU(3)	01/01/2024	—	—	—	1,120	2,239	4,478	—	227,972
(1)For 2024, under our STI program, each of our NEOs had a target award based on a percentage of salary, with the amount to be earned based on the Company’s performance relative to a pre-established adjusted EBITDA target (representing 75% of the target award) and safety performance (representing 25% of the target award). The amounts reported represent the estimated threshold, target and maximum possible incentive payments that could have been received by each NEO pursuant to the program for 2024. The estimated amounts in the “Threshold” column reflect achievement of the threshold level of performance relative to the targets, resulting in a payout of 50% of the target award for each component. The estimated amounts in the “Maximum” column reflect achievement of the maximum level of performance relative to the targets, resulting in a payout of 200% of the target award for each component. For more information, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”
(2)These awards represent RSUs awarded to the NEOs as part of the 2024 LTI Program. Each of the NEOs received a portion of his or her 2024 target LTI Program award in the form of RSUs. Each RSU represents a contingent right to receive a share of our common stock on the vesting date, provided the executive remains employed with us throughout the vesting period, subject to certain exceptions. The RSUs will vest in one-third installments on each of December 31, 2024, 2025 and 2026. For more information regarding the RSUs granted to the NEOs under our 2024 LTI Program, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”
(3)These awards represent PSUs awarded to the NEOs as part of the 2024 LTI Program. Each of the NEOs received a portion of his or her 2024 target LTI Program award in the form of PSUs, which are earned based upon a mix of EPS performance (2/3 of the award) and total shareholder return relative to our peers (1/3 of the award). Achievement of the threshold level of performance will result in a payout of 50% of the target award, and a maximum performance would result in 200% of target. For more information regarding the PSUs granted to the NEOs under our 2024 LTI Program, see the section titled “Executive Officer Compensation—Compensation Discussion and Analysis.”
Outstanding Equity Awards at December 31, 2024

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Joseph A. Cutillo	25,859	$4,355,949	300,302	$50,585,872
Ronald A. Ballschmiede	7,189	1,210,987	34,656	5,837,803
Sharon Villaverde	9,639	1,623,690	5,128	863,812
Daniel P. Govin	51,950	8,750,978	15,600	2,627,820
Mark D. Wolf	2,494	420,114	13,868	2,336,065

(1)Unless the award is forfeited or vesting is accelerated because of a termination of employment, retirement, change of control or qualifying termination in connection with a change of control as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the RSUs will lapse and the awards will vest as follows:
Sterling Infrastructure | 2025 Proxy Statement | 33 |

Name	RSUs	Vesting Date
Mr. Cutillo	15,244	On December 31, 2025
	10,615	1/2 on each December 31, 2025 and 2026
Mr. Ballschmiede	3,981	On December 31, 2025
	3,208	1/2 on each December 31, 2025 and 2026
Ms. Villaverde	1,139	1/2 on each December 31, 2025 and 2026
	8,500	1/3 on each March 4, 2025, 2026, and 2027
Mr. Govin	1,950	1/2 on each December 31, 2025 and 2026
	50,000	1/3 on each August 6, 2025, 2026, and 2027
Mr. Wolf	1,498	On December 31, 2025
	996	1/2 on each December 31, 2025 and 2026
(2)The market value of the awards as reflected in this table was based on the 168.45 closing market price per share of our common stock on December 31, 2024.
(3)The table below sets forth our outstanding PSU awards as of December 31, 2024. Unless the award is forfeited or vesting is accelerated because of a termination of employment, retirement, change of control (for year 2022 and 2023 grants) or a qualifying termination in connection with a change of control (for year 2024 grants), as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the target PSUs granted as part of our LTI program will lapse in one-third increments following the end of each year in the three-year performance period as set forth in the table below. The table below includes tranches of awards that paid out in early 2025 based on 2024 adjusted EPS results. The table below also includes the Special Award of 160,000 PSUs as described in the section titled “Potential Payments Upon Termination or Change of Control—Executive Employment Agreement - Mr. Cutillo”.

		Outstanding PSUs
Name	Grant Date	Threshold	Target	Maximum	Last Day of Performance Period
Mr. Cutillo	01/01/2022	7,890	15,780	31,560	12/31/2024
	02/19/2023	15,244	30,488	60,976	12/31/2025
	01/01/2024	11,942	23,883	47,766	12/31/2026
	01/01/2024	32,000	80,000	160,000	12/31/2026
Mr. Ballschmiede	01/01/2022	2,278	4,555	9,110	12/31/2024
	02/19/2023	3,981	7,962	15,924	12/31/2025
	01/01/2024	2,406	4,811	9,622	12/31/2026
Ms. Villaverde	01/01/2022	—	—	—	12/31/2024
	02/19/2023	—	—	—	12/31/2025
	03/04/2024	1,282	2,564	5,128	12/31/2026
Mr. Govin	01/01/2022	—	—	—	12/31/2024
	02/19/2023	—	—	—	12/31/2025
	08/05/2024	3,900	7,800	15,600	12/31/2026
Mr. Wolf	01/01/2022	850	1,699	3,398	12/31/2024
	02/19/2023	1,498	2,996	5,992	12/31/2025
	01/01/2024	1,120	2,239	4,478	12/31/2026

Stock Vested in 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Joseph A. Cutillo	136,581	$16,768,512
Ronald A. Ballschmiede	38,603	4,731,361
Sharon Villaverde	570	96,017
Daniel P. Govin	975	164,239
Mark D. Wolf	14,316	1,750,523

(1)The value realized on vesting of RSUs and payout of PSUs is based on the closing sale price on the date of vesting of the award or payout with respect to the PSUs, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.
| 34 | Sterling Infrastructure | 2025 Proxy Statement

Potential Payments upon Termination or Change in Control
Executive Employment Agreement - Mr. Cutillo

In December 2018, we entered into a three year Executive Employment Agreement with Mr. Cutillo (the “2018 Executive Employment Agreement”). In January 2024, we amended and restated the 2018 Executive Employment Agreement with Mr. Cutillo (the “Amended Employment Agreement”). The Amended Employment Agreement has an initial term of three years and can be extended for a fourth year by mutual agreement. The material terms of the Amended Employment Agreement are generally consistent with the 2018 Executive Employment Agreement, except that (i) Mr. Cutillo’s annual base salary was increased to $1,000,000, subject to future annual review (but not reduction) by the board, (ii) the target value of his annual short-term incentive awards was set at 115% of his annual base salary, subject to future annual review (but not reduction) by the board; and (iii) the target value of his annual long-term incentive awards was set at an amount not less than $3,500,000. Mr. Cutillo will have continued use of a Company-provided vehicle and related costs. In addition, upon a termination of employment due to death or disability, or by the Company without cause, or by Mr. Cutillo for good reason, or as a result of termination by mutual agreement upon the appointment of a successor, any outstanding PSU awards held by Mr. Cutillo will vest at the greater of (i) the target amount for the applicable performance cycle or (ii) actual performance as of the date of such termination.
The Amended Employment Agreement also updated the enhanced severance payment due Mr. Cutillo if his employment is terminated by the Company without cause or by him for good reason in connection with a change of control. Upon such a termination he will receive (i) a payment equal to three (instead of two) times his base salary and target annual bonus for the year in which the change of control termination occurs, plus an amount equal to his COBRA premium for the 24 (instead of 18) months following his termination date; and (ii) $50,000 (no change) in lieu of the post-termination outplacement benefits or reimbursements. Further, the performance level of any PSUs previously vested in connection with a termination of employment occurring six months prior to the change of control shall be recalculated as of the date of the change of control and Mr. Cutillo will receive any additional shares due. The agreement also contains non-compete, non-solicitation, standard confidentiality and mutual non-disparagement covenants that apply during the term of the agreement and for a period following termination of Mr. Cutillo’s employment.
In connection with the execution of the Amended Employment Agreement, the Company entered into a special PSU agreement with Mr. Cutillo (the “PSU Agreement”). Under the PSU Agreement, Mr. Cutillo received the Special Award of a one-time grant of 160,000 PSUs that will vest on December 31, 2026 (the “Vesting Date”) based on the Company’s achievement of the following stock price targets: (a) 20% of the Special Award shall vest upon the achievement of a stock price target of $100 per share; (b) 30% of the Special Award shall vest upon the achievement of a stock price target of $120 per share; and (c) 50% of the Special Award shall vest upon the achievement of a stock price target of $140 per share. The stock price targets are measured by the average closing price over any twenty consecutive trading days between the grant date and the Vesting Date. As of March 11, 2025, the above noted stock price targets have been achieved, but the Special Award will not vest until the 3-year anniversary of the grant date. Mr. Cutillo must remain employed through the Vesting Date to earn the Special Award; provided, however, that 100% of the Special Award shall vest upon Mr. Cutillo’s termination of employment due to death or disability, by the Company without cause, by Mr. Cutillo for good reason, or as a result of termination by mutual agreement upon appointment of a successor. In addition, in the event that the Company and Mr. Cutillo agree to extend the Amended Employment Agreement beyond the initial three-year term for a fourth year, Mr. Cutillo will be eligible for an additional one-time grant of 40,000 PSUs (the “Additional PSUs”) in accordance with the terms and conditions of the PSU Agreement, which will vest upon the achievement of a stock price target of $160 per share and Mr. Cutillo’s continued employment through December 31, 2027. The Special Award and the Additional PSUs, if any, will also vest upon a change of control based on stock price performance prior to the change of control.
Equity-Based Awards
The terms of our outstanding equity-based award agreements with employees (which include RSUs and PSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below.
•RSUs – Upon (i) a recipient’s termination due to death or permanent disability, or by the Company without cause, (ii) a recipient’s termination for good reason (as defined in the recipient’s employment agreement), or (iii) a change of control of the Company, with respect to awards made prior to 2024 or a qualifying termination in connection with a change of control of the Company with respect to awards made in 2024 or later, any
Sterling Infrastructure | 2025 Proxy Statement | 35 |

outstanding RSUs will vest in full. In connection with a retirement, provided six months has elapsed since the start of the three-year performance period and the recipient executes a one-year non-competition and non-solicitation agreement, all RSUs will vest in full. For purposes of the equity awards, retirement is defined as termination of employment with six months written notice on or after attaining age 60 with a minimum of 10 years of service, or age 65 with a minimum of five years of service.
•PSUs – If, during the performance period of a PSU award, a recipient’s employment terminates due to death or permanent disability, or a change of control of the Company occurs, with respect to awards made prior to 2024 or a qualifying termination in connection with a change of control of the Company occurs with respect to awards made in 2024 or later, any PSUs will vest at the higher of target or actual performance. If termination of a recipient’s employment is by the Company without cause, by recipient’s termination for good reason (as defined in the recipient’s employment agreement) or if a recipient retires and executes a one-year non-competition and non-solicitation agreement with the Company, all outstanding PSUs will remain outstanding and vest based on actual performance.
STI Awards
The terms of our STI program provide that participants must generally be employed through the end of the program year to earn the award, except under the following circumstances:
•Death or Permanent Disability; Change of Control – Upon a participant’s termination due to death or permanent disability, or in the event of a change of control of the Company before the end of a program year, the participant will receive a prorated payout of his or her target STI award.
•Retirement or Termination without Cause or for Good Reason – Upon a participant’s retirement (as described above) or termination by the Company without cause or by the participant with good reason (as defined in a participant’s employment agreement) before the end of a program year, the participant will receive a prorated payout of his or her STI award based on the actual level of performance for the program year.
If any part of the payments or benefits received by the participant in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code (the “Code”), the participant will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

The following table quantifies the potential payments to our NEOs under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2024 termination date. To calculate the value of the awards, we have used the closing price of our common stock of $168.45 on December 31, 2024, as reported on NASDAQ. The table does not include amounts that may be payable under our 401(k) plan or other benefits payable to all company employees, or payouts under our STI program, which would have been earned by the executive as of December 31, 2024.

| 36 | Sterling Infrastructure | 2025 Proxy Statement

Potential Payments Upon Termination or Change of Control as of December 31, 2024

Name	Lump Sum Severance Payment	RSUs (Unvested & Accelerated)(1)	PSUs (Unvested & Accelerated / Retained)(2)	Outplacement Assistance	Total(3)
Joseph A. Cutillo
Death, Disability or Retirement	$—	$4,355,949	$43,994,929	$—	$48,350,878
Termination without Cause or with Good Reason	3,069,889	4,355,949	43,994,929	50,000	51,470,767
Change of Control	—	4,355,949	50,732,929	—	55,088,878
Qualifying Termination i/c/w Change of Control	6,519,889	—	—	—	6,519,889
Ronald A. Ballschmiede
Death, Disability or Retirement	—	1,210,987	4,626,816	—	5,837,803
Termination without Cause or with Good Reason	662,108	1,210,987	4,626,816	25,000	6,524,911
Change of Control	—	1,210,987	4,626,816	—	5,837,803
Qualifying Termination i/c/w Change of Control	1,680,577	—	—	—	1,680,577
Sharon Villaverde
Death	—	1,623,690	431,906	—	2,055,596
Disability or Retirement	—	1,623,690	431,906	—	2,055,596
Termination without Cause or Good Reason	—	1,623,690	431,906	—	2,055,596
Change of Control	—	—	—	—	—
Qualifying Termination i/c/w Change of Control	—	1,623,690	431,906	—	2,055,596
Daniel P. Govin
Death	—	8,750,978	1,313,910	—	10,064,888
Disability or Retirement	—	8,750,978	1,313,910	—	10,064,888
Termination without Cause or Good Reason	—	8,750,978	1,313,910	—	10,064,888
Change of Control	—	—	—	—	—
Qualifying Termination i/c/w Change of Control	—	8,750,978	1,313,910	—	10,064,888
Mark D. Wolf
Death	—	420,114	1,706,567	—	2,126,681
Disability or Retirement	—	420,114	1,706,567	—	2,126,681
Termination without Cause or Good Reason	—	420,114	1,706,567	—	2,126,681
Change of Control	—	—	—	—	—
Qualifying Termination i/c/w Change of Control	—	420,114	1,706,567	—	2,126,681
(1)The value of the RSUs that would have vested for each NEO is based on 168.45, the closing price of our common stock on December 31, 2024 and assumes all executives are eligible to retire.
(2)Assumes PSUs vest at target level of performance for all PSUs except those subject to 2024 performance. The value of the PSUs that would have vested or been retained for each NEO is based on $168.45, the closing price of our common stock on December 31, 2024. Includes the Special Award of 160,000 PSUs outlined in Mr. Cutillo’s Amended Employment Agreement, as well as the additional 40,000 shares in the event of a Change of Control, as further described in the section titled “Potential Payments Upon Termination or Change of Control—Executive Employment Agreement - Mr. Cutillo”.
(3)Pursuant to the Amended Employment Agreement for Mr. Cutillo, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Code, but for purposes of this table we have not reflected any Section 280G modifications.

Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Cutillo, our chief executive officer, to the median of the annual total compensation of our other employees. We determined our median employee based on W-2 earnings for 2024, or annualized earnings for those employed less than one year, of each of our 3,000 employees (excluding the chief executive officer) as of December 31, 2024. The annual total compensation of our median employee for 2024 was $84,884. As disclosed in the Summary Compensation Table appearing on page 32, Mr. Cutillo’s annual total compensation for 2024 was $16,871,121, which includes the one-time PSU award made in connection with the execution of the Amended Executive Agreement. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 199 to 1. If the one-time PSU award, which is not part of our normal executive compensation program, was removed from the calculation, the estimated ratio would have been 84 to 1. Given the
Sterling Infrastructure | 2025 Proxy Statement | 37 |

different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Pay Versus Performance
The following table shows the past five fiscal years’ total compensation for our NEO’s as set forth in the Summary Compensation Table, the “compensation actually paid” to our NEO’s (as determined under SEC rules), our total shareholder return (“TSR”), the TSR of the Company’s compensation peer group over the same period, and our annual Net Income, Adjusted EBITDA, and EPS. The peer group for each year is noted below in footnote 4. The 2022 and 2023 Summary Compensation Table and Compensation Actually Paid values in the tables below have been updated to reflect Summary Compensation Table updates that were not captured in the final Pay Versus Performance disclosure and to correct a formula error in the 2023 change in value of prior equity awards vesting in 2023.

Year	Summary Compensation Table total for CEO(1) ($)	Compensation actually paid to CEO (2) ($)	Average Summary Compensation Table total for other NEOs(1) ($)	Average compensation actually paid to other NEOs(2) ($)	TSR(3) ($)	Peer group TSR(4) ($)	Net Income ($ in millions)	Adjusted EBITDA ($ in millions)	Adjusted EPS ($ per share)
2024	16,871,121	32,166,188	2,227,258	6,344,579	1,196	402	257.5	325	6.10
2023	6,051,580	17,763,575	1,705,683	4,028,130	625	237	138.7	260	4.47
2022	5,177,786	11,948,543	1,555,949	2,883,230	233	176	106.5	212	3.17
2021	4,842,276	10,996,753	1,401,633	2,688,653	187	209	62.6	143	2.25
2020	3,903,216	7,319,492	1,240,668	1,583,967	132	133	42.3	128	1.72
(1) For each year referenced in the table, Mr. Cutillo served as our CEO. Our other NEO’s for 2024 consisted of Messrs. Ballschmiede, Govin, and Wolf and Ms. Villaverde, our other NEOs for 2023, 2022 and 2021 consisted of Messrs. Ballschmiede and Wolf and our other NEOs for 2020 consisted of Messrs. Ballschmiede, Wolf, Chandler and Wadsworth.
(2) SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. The following table details these adjustments:

			Equity Award Adjustments
Year	Executive(s)	Summary compensation table total ($)	Deduct stock awards ($)	Include year-end equity value for awards granted during the year ($)	Include Change in value of prior equity awards vesting during year ($)	Deduct value of prior year awards forfeited during year ($)	Include Change in value of prior equity awards not vested during year ($)
2024	CEO	16,871,121	(13,549,863)	15,220,134	8,671,850	—	4,952,946
	Other NEOs	2,227,258	(716,765)	3,463,189	914,127	—	456,770
2023	CEO	6,051,580	(3,000,019)	8,042,430	4,150,788	—	2,518,796
	Other NEOs	1,705,683	(539,134)	1,445,305	914,468	—	501,808
2022	CEO	5,177,786	(2,489,979)	3,622,924	3,117,174	—	2,520,638
	Other NEOs	1,555,949	(493,362)	717,844	589,480	—	513,319
2021	CEO	4,842,276	(2,346,190)	2,511,992	3,381,888	—	2,606,787
	Other NEOs	1,401,633	(479,715)	513,613	684,562	—	568,560
2020	CEO	3,903,216	(1,924,004)	2,119,177	568,820	—	2,652,283
	Other NEOs	1,240,668	(444,104)	437,256	134,942	(140,800)	356,005
(3) TSR reflects the value of a $100 investment made on 12/31/2019, as measured at the end of each year shown in the table.

(4) The peer group data reflects our compensation peer group as approved by the Compensation Committee for 2024, with minimal changes from the 2023 peer group to better reflect our increasing size and complexity. Peer group changes are captured in the table below. Cumulative TSR (from 12/31/2019-12/31/2024) for the peer group used in 2023 would have been $433. The table below provides a summary of the companies in the peer group by year:

| 38 | Sterling Infrastructure | 2025 Proxy Statement

Company Name	Compensation Peer 2022	Compensation Peer 2023	Compensation Peer 2024
Ameresco, Inc.			✓
Arcosa, Inc.			✓
Astec Industries,			✓
Chart Industries, Inc.	✓	✓	✓
Columbus McKinnon Corporation	✓	✓	✓
Comfort Systems USA, Inc.	✓	✓	✓
Construction Partners, Inc.		✓	✓
Dycom Industries, Inc.	✓	✓	✓
Eagle Materials Inc.	✓	✓	✓
Granite Construction Incorporated	✓	✓	✓
Great Lakes Dredge & Dock Corporation	✓	✓
IES Holdings, Inc.	✓	✓	✓
Infrastructure and Energy Alternatives		✓
INNOVATE Corp	✓	✓
Matrix Service Company	✓		✓
MYR Group Inc.	✓	✓	✓
Primoris Services Corporation	✓	✓	✓
Standex International Corporation	✓		✓
Summit Materials, Inc.	✓	✓	✓
U.S. Concrete, Inc.	✓		✓

Relationship Between “Compensation Actually Paid” and Performance Measures

We believe the table above shows the strong link between compensation actually paid to our executives and the Company’s performance, consistent with our compensation philosophy and as described in our Compensation Discussion and Analysis beginning on page 22. Specifically,
•Our cumulative TSR has exceeded or is comparable with the peer group TSR during the past five years, demonstrating outsized value delivered to our shareholders. The CEO and other-NEO “compensation actually paid” each year tracks our TSR performance and only increased when our TSR increased.
•Likewise, the CEO and other-NEO “compensation actually paid” only increased when our Adjusted EBITDA increased; demonstrating strong correlation between pay and performance.
•Moreover, our Net Income and Adjusted EBITDA increased in each of the past five years; however, CEO and non-CEO “compensation actually paid” still fluctuated primarily based on the timing of vesting associated with special performance awards granted before the start of the period shown and our compensation committee’s holistic evaluation of executive and company performance during compensation setting.

2024 Performance Measures
As noted above, our compensation committee believes in a holistic evaluation of our executives’ and the Company’s performance and uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with shareholder value creation. As required by SEC rules, the performance measures identified as the most important in determining our NEOs’ 2024 compensation are listed below.

For performance year 2024, our compensation committee identified the performance measures of Adjusted EBITDA, EPS, Relative TSR and Absolute TSR as the most important in its compensation-setting process for the NEOs. The importance of Adjusted EBITDA is reflected by our use of this measure when setting performance standards applicable to short-term incentive plans. Our compensation committee utilizes EPS for purposes of setting long-term incentive performance goals.

EBITDA
EPS
RELATIVE TSR
ABSOLUTE TSR

Sterling Infrastructure | 2025 Proxy Statement | 39 |

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers
We are required to provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the Company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our shareholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and a narrative discussion regarding our executive compensation program.
At last year’s annual meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs as disclosed in our proxy statement for the 2024 annual meeting of shareholders. Our shareholders approved the “say-on-pay” proposal by greater than 97% of the voting power of the outstanding shares of our common stock present, in person or by proxy, at the 2024 annual meeting and entitled to vote. This year we are again asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Sterling Infrastructure, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.
In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contain detailed information about our executive compensation program.
Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
| 40 | Sterling Infrastructure | 2025 Proxy Statement

Audit Committee Report
The audit committee is currently composed of four directors, Roger A. Cregg (chair), William T. Bosway, Julie A. Dill, and Dwayne A. Wilson, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that Mr. Cregg and Ms. Dill each qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (4) the design and implementation of the Company’s internal audit functions and the performance of such internal audit functions, and (5) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act.
We oversee the Company’s financial reporting process on behalf of the board. Our responsibility is to monitor and review this reporting process, but we are not responsible for developing and consistently applying the Company’s accounting principles and practices, preparing and maintaining the integrity of the Company’s financial statements and maintaining an appropriate system of internal controls, auditing the Company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the Company’s unaudited interim financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.
During 2024, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Grant Thornton’s report on their audit of the Company’s internal control over financial reporting as of December 31, 2024, both of which are included in our 2024 annual report.
Appointment of Independent Registered Public Accounting Firm; Financial Statement Review
In March 2024, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2024. We have reviewed and discussed the Company’s audited financial statements for 2024 with management and Grant Thornton. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Grant Thornton provided an opinion to the same effect.

We have received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Grant Thornton their independence from the Company and management. We have also discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, we have discussed with Grant Thornton the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2024, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. Grant Thornton also met with us without management being present to discuss these matters.
In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the 2024 annual report.
Dated: March 5, 2025
Roger A. Cregg, Chair
William T. Bosway
Julie A. Dill
Dwayne A. Wilson
Sterling Infrastructure | 2025 Proxy Statement | 41 |

Independent Registered Public Accounting Firm
Fees and Related Disclosures for Accounting Services
The following table discloses the aggregate fees billed for professional services rendered by Grant Thornton in 2024 and 2023:

	2024	2023
Audit Fees(1)	$1,065,425	$945,439
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,065,425	$945,439
(1) Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the Company and its subsidiaries, including audit services rendered related to the accounting or disclosure treatment of transactions or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. by regulatory and standard setting bodies.
The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit and permitted non-audit services, for the upcoming or current fiscal year, subject to specified cost levels. All requests for services to be provided by the Company’s independent registered public accounting firm must be submitted to the Company’s chief financial officer and the chair of the audit committee, together with a detailed description of the services to be rendered. The chief financial officer may authorize any services that have been pre-approved by the audit committee. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee. During 2024, none of the services provided by our independent registered public accounting firm required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
In March 2025, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2025. Our board and the audit committee seek shareholder ratification of the audit committee’s appointment of Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for the year 2025. If our shareholders do not ratify the appointment of Grant Thornton, the audit committee will reconsider this appointment. Representatives of Grant Thornton are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.
Vote Required to Ratify the Appointment of Our Independent Registered Public Accounting Firm
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”
Recommendation of the Board of Directors

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.
| 42 | Sterling Infrastructure | 2025 Proxy Statement

Certain Transactions
All transactions that require disclosure under Item 404(a) of Regulation S-K of the Exchange Act must be periodically reviewed and approved by the audit committee to ensure, among other considerations, that such transactions are in compliance with Delaware law and are on terms that are no less favorable to the Company (including its subsidiaries) than could be obtained from unrelated third parties. No such transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2024, and none are currently proposed.
Sterling Infrastructure | 2025 Proxy Statement | 43 |

Questions and Answers about the Proxy Materials, Annual Meeting and Voting
Why am I receiving these proxy materials?
Our board of directors is soliciting your proxy to vote at our 2025 annual meeting of shareholders because you owned shares of our common stock at the close of business on March 11, 2025, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock. This proxy statement, along with the 2024 annual report, have been made available to shareholders on or about March 25, 2025. We have made these materials available to you on the internet at http://www.proxyvote.com. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting or submit your proxy and voting instructions prior to the annual meeting.
Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2024 annual report, to our shareholders by providing access to these documents on the internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.
When and where will the annual meeting be held?
The annual meeting will be held at 8:30 a.m., local time, on Thursday, May 8, 2025, at our headquarters located at 1800 Hughes Landing Boulevard—Suite 250, The Woodlands, Texas 77380. You can obtain directions to the annual meeting by contacting our corporate secretary at (281) 214-0800.
What should I bring if I plan to attend the annual meeting in person?
If you plan to attend the annual meeting in person, please bring proper identification, and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the shareholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Sterling Infrastructure, Inc. common stock on the record date.
Who is soliciting my proxy?
Our board of directors, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2025 annual meeting of shareholders, whether or not you attend in person. By submitting your proxy and voting instructions via the internet or by marking, signing, dating and returning the proxy card (if received by mail), you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed (or in their best judgement as provided below).
On what matters will I be voting? How does the board recommend that I cast my vote?
At the annual meeting, you will be asked to (1) elect the six director nominees named herein; (2) approve, on an advisory basis, the compensation of our NEOs; (3) ratify the appointment of our independent registered public accounting firm; and (4) consider any other matter that properly comes before the annual meeting.
| 44 | Sterling Infrastructure | 2025 Proxy Statement

The following summarizes how the board recommends that you vote:

Proposal	Description	Board Vote Recommendation	Page
1	Election of six director nominees	FOR each nominee	15
2	Advisory vote to approve the compensation of our named executive officers	FOR	40
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025	FOR	42
We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by submitting your proxy and voting instructions via the internet, or by marking, signing, dating and returning a proxy card (if received by mail), you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting. The proxies will vote on any such matter in accordance with their best judgment.
How many votes may I cast?
You may cast one vote for every share of our common stock that you owned on March 11, 2025, the record date for the annual meeting.
How many shares of common stock are eligible to be voted?
As of March 11, 2025, we had 30,416,977 shares of common stock outstanding. Each share of common stock outstanding as of the record date for the annual meeting will entitle the holder thereof to one vote.
How many shares of common stock must be present to hold the annual meeting?
Under Delaware law and our bylaws, a majority of the shares our common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. Shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder of record abstains from voting on any or all of the proposals. If you are a beneficial owner (as defined below) of shares of our common stock, even if you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, if your bank, broker, trustee or other nominee submits a proxy as the record holder with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. Beneficial owners are encouraged to submit voting instructions to their banks, brokers, trustees and other nominees so that their shares are counted for purposes of establishing a quorum.
How do I vote?
Shareholders of Record
If your shares of our common stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are the shareholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet or mail as further described below. Your proxy, whether submitted via the internet or mail, authorizes each of Ronald A. Ballschmiede, our interim chief financial officer, and Mark D. Wolf, our general counsel and corporate secretary to act as your proxies at the annual meeting and at any adjournment of the meeting, each with the power to appoint his substitute, and to represent and vote your shares of our common stock as you directed, if applicable.
•Submit Your Proxy and Voting Instructions via the Internet at: http://www.proxyvote.com
▪Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on May 7, 2025.
▪Please have your proxy card available and follow the instructions on the proxy card.
•Submit Your Proxy and Voting Instructions by Mail
Sterling Infrastructure | 2025 Proxy Statement | 45 |

▪Obtain a printed copy of the proxy card in the manner described in the notice of internet availability.
▪Complete, date and sign your proxy card and return it in the postage-paid envelope provided.
If you submit your proxy and voting instructions via the internet, you do not need to mail a proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet or mail. You may also vote in person at the annual meeting.
For a discussion of the treatment of a properly signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”
Beneficial Owners
If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or telephone, if the bank, broker, trustee or other nominee offers these options or by marking, signing, dating and returning a voting instruction form provided. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for shares of our common stock beneficially owned.
What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you are a shareholder of record and you properly complete, sign, date and return a proxy card, your shares of our common stock will be voted as you specify. If you are a shareholder of record and you sign, date and return a proxy card but make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.
If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock on your behalf, your beneficially owned shares of our common stock will not be voted with respect to any proposal for which the shareholder of record does not have discretionary authority to vote. Under applicable rules, if you do not provide voting instructions to your bank, broker, trustee or other nominee in advance of the meeting, your bank, broker, trustee or other nominee will have discretionary authority to vote on “routine” proposals; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. When a proposal is not routine (e.g., the election of directors, the approval of the compensation of our NEOs or any other significant matter), your bank, broker, trustee or other nominee will not be able to vote on the proposal without receiving voting instructions from you. Under applicable rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is the only routine proposal being presented at the meeting. Thus, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares on your behalf, your beneficially owned shares may be voted by the record holder only with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025.
As noted above, the proposals relating to the election of directors and the compensation of our NEOs are not routine proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares on your behalf, your beneficially owned shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your beneficially owned shares on each non-discretionary proposal for which you have not provided voting instructions. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner of the shares.
| 46 | Sterling Infrastructure | 2025 Proxy Statement

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Election of six director nominees (Proposal 1, page 15)	For, against or abstain for each nominee	Majority of the votes cast for each nominee*	No effect	No effect
Advisory vote to approve the compensation of our named executive officers (Proposal 2, page 40)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	No effect
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2025 (Proposal 3, page 42)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	N/A
* In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. If a nominee for director does not receive a majority of votes cast, he or she shall promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted.
_____________________
Can I revoke or change my voting instructions after I deliver my proxy?
Yes. A proxy submitted by a shareholder of record can be revoked or changed at any time before it is used to vote the shares of our common stock if the shareholder of record: (1) provides notice in writing to our corporate secretary before the annual meeting; (2) timely provides to us another proxy with a later date; or (3) is present at the annual meeting and either votes in person or notifies the corporate secretary in writing at the annual meeting of such shareholder’s wish to revoke such shareholder’s proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy. Beneficial owners without a legal proxy must contact their bank, broker, trustee or other nominee for instructions on how to revoke or change their instructions.
How will we solicit proxies and who pays for soliciting proxies?
We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to make this proxy statement and the 2024 annual report available to, and obtain voting instructions from, the beneficial owners and will reimburse such shareholders of record for their reasonable expenses in so doing. Solicitation of proxies by notice of internet availability may be supplemented by telephone, email, facsimile transmission, other electronic means, and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts. We have hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $15,000, plus reasonable out-of-pocket expenses.
Could other matters be considered and voted upon at the annual meeting?
Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. However, if any other matter does properly come before the annual meeting, including any adjournment or postponement thereof, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his or her discretion.
What happens if the annual meeting is postponed or adjourned?
Any action on the items of business described in this proxy statement may be considered at the annual meeting at the time and on the date specified herein or at any time and date to which the annual meeting may be properly adjourned or postponed. Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our
Sterling Infrastructure | 2025 Proxy Statement | 47 |

common stock at the postponed or adjourned annual meeting. Shareholders of record or beneficial owners with a legal proxy will still be able to change or revoke their proxy until it is used to vote their shares.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
SEC rules permit companies and intermediaries, such as banks, brokers, trustees or other nominees, to deliver a single set of proxy materials to two or more shareholders sharing the same address, a process known as “householding.” Currently, we do not engage in householding for shareholders of record. However, certain brokerage firms with account holders who are beneficial owners of our common stock may have adopted householding procedures. Once a beneficial owner has received notice from his or her bank, broker, trustee or other nominee that the bank, broker, trustee or other nominee will be householding communications to the beneficial owner’s address, householding will continue until the beneficial owner is notified otherwise or until one or more of the beneficial owners revokes his or her consent.
If you would like to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may either contact your bank, broker, trustee or other nominee or the Company at the address and telephone number below.
You may also request prompt delivery of additional copies of our proxy materials by contacting the Company at (281) 214-0800 or ℅ Corporate Secretary, Sterling Infrastructure, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380.

2026 Shareholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, pursuant to Rule 14a-8 of the Exchange Act, you must deliver it in writing to: ℅ Corporate Secretary, Sterling Infrastructure, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380 by November 25, 2025.
If you want to present a proposal at the next annual meeting, but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at our headquarters, not later than February 7, 2026 nor earlier than January 8, 2026, in accordance with the specific procedural requirements in our bylaws. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the proposal must be received no earlier than the 120th day prior to the date of the 2026 annual meeting and no later than the later of the 90th day prior to the date of the 2026 annual meeting or the 10th day following the public announcement of the date of the 2026 annual meeting. If you would like a copy of these procedures, please contact our corporate secretary as provided above. Failure to comply with the procedures and deadlines in our bylaws may preclude the presentation of your proposal at our 2026 annual meeting. If a shareholder does not provide such notice timely, proxies solicited on behalf of our board of directors for the next annual meeting will confer discretionary authority to vote with respect to any such matter. Please refer to the section titled “Consideration of Director Nominees” for information related to nominating a director candidate at our 2026 annual meeting.

| 48 | Sterling Infrastructure | 2025 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE IN PERSON - www.proxyvote.com or scan the QR Barcode above
You may vote these shares in person by attending the Annual Meeting. Please bring proper identification. If you plan to attend the annual meeting in person, you can obtain directions to our headquarters located at 1800 Hughes Landing Boulevard, Suite 250, The Woodlands, Texas 77380 by contacting our corporate secretary at (281) 214-0800.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65071-P26073 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING INFRASTRUCTURE, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William T. Bosway	☐	☐	☐
1b. Roger A. Cregg	☐	☐	☐
1c. Joseph A. Cutillo	☐	☐	☐
1d. Julie A. Dill	☐	☐	☐
1e. Dana C. O'Brien	☐	☐	☐
1f. Dwayne A. Wilson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V65072-P26073

STERLING INFRASTRUCTURE, INC.
Annual Meeting of Shareholders
May 8, 2025 8:30 AM CDT
This proxy is solicited by the Board of Directors

By signing, you hereby revoke all prior proxies, and you hereby appoint Ronald A. Ballschmiede, Executive Vice President, Chief Financial Officer, and Chief Accounting Officer, and Mark D. Wolf, General Counsel, Chief Compliance Officer, and Corporate Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the common stock of STERLING INFRASTRUCTURE, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, CDT on Thursday, May 8, 2025, at the Company's headquarters at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, TX 77380, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side